Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CAMDEN NATIONAL CORPORATION,

CAMDEN ACQUISITION SUBSIDIARY, INC.,

KSB BANCORP, INC.,

and

KINGFIELD SAVINGS BANK

Dated as of July 27, 1999

TABLE OF CONTENTS

ARTICLE I - CERTAIN DEFINITIONS		2
1.1	Certain Definitions	2

ARTICLE II - THE MERGER; EFFECTS OF THE MERGER		9
2.1	The Merger	9
2.2	Charter and Bylaws	9
2.3	Closing	9
2.4	Effectiveness and Effects of the Merger	9
2.5	Tax Consequences	10
2.6	Accounting Treatment	10
2.7	Board of Directors	10

ARTICLE III - MERGER CONSIDERATION; EXCHANGE PROCEDURES		11
3.1	Merger Consideration	11
3.2	Rights as Stockholders; Stock Transfers	11
3.3	Fractional Shares	11
3.4	Exchange Procedures	12
3.5	Anti-Dilution Provisions	13
3.6	Treasury Shares	13
3.7	Options	13

ARTICLE IV - THE SUBSEQUENT MERGER; EFFECTS OF THE SUBSEQUENT MERGER		14
4.1	Subsequent Merger	14
4.2	Charter	14
4.3	Bylaws	15
4.4	Board of Directors	15
4.5	Cancellation of Shares	15

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF KSB AND THE BANK		15
5.1	Organization and Qualification; Subsidiaries	15
5.2	Certificate of Incorporation; By-Laws; Corporate Records	16
5.3	Capitalization	16
5.4	Authority	17
5.5	No Conflict	18
5.6	Consents and Approvals	18
5.7	Compliance	19
5.8	SEC Reports and Bank Reports	19
5.9	Financial Statements	20
5.10	Absence of Certain Changes or Events	21
5.11	Absence of Litigation	23
5.12	Employee Benefit Plans	23

5.13	Labor Matters	24
5.14	Property and Leases	25
5.15	Taxes	25
5.16	Certain Contracts	27
5.17	Loan Portfolio	28
5.18	Investment Securities	28
5.19	Derivative Transactions	29
5.20	Insurance	29
5.21	Environmental Matters	30
5.22	Intellectual Property	31
5.23	Administration of Fiduciary Accounts	31
5.24	Agreements with Bank Regulators	32
5.25	Material Interests of Certain Persons	32
5.26	Brokers Fees; Opinions	32
5.27	Joint Proxy Statement	32
5.28	State Takeover Laws	33
5.29	Year 2000	33
5.30	Disclosure	34

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF CAMDEN AND CASI		34
6.1	Corporate Organization	34
6.2	Authority	34
6.3	No Conflict	35
6.4	Capitalization	35
6.5	Consents and Approvals	36
6.6	Joint Proxy Statement	36
6.7	SEC Reports and Bank Reports	36
6.8	Financial Statements	37
6.9	Compliance	37
6.10	Absence of Certain Changes or Events	38
6.11	Employee Benefit Plans	38
6.12	Environmental	39
6.13	Agreements with Bank Regulators	40
6.14	Year 2000	41
6.15	Brokers Fees	41
6.16	Disclosure	41

ARTICLE VII - CONDUCT OF BUSINESS PENDING THE MERGER		42
7.1	Covenants of KSB and the Bank	42
7.2	Camden Products and Services	46
7.3	System Conversions	46
7.4	Certain Changes and Adjustments	46
7.5	ALCO Management	47
7.6	Covenants of Camden	47

7.7	Affiliate Agreements	47
7.8	Takeover Laws	48
7.9	No Rights Triggered	48
7.10	Shares Listed	48

ARTICLE VIII - ADDITIONAL AGREEMENTS		48
8.1	Stockholder Approvals	48
8.2	Registration Statement	49
8.3	Regulatory Matters	50
8.4	Access to Information	51
8.5	No Solicitation	52
8.6	Employee Benefits Matters	53
8.7	Directors’ and Officers’ Insurance	54
8.8	Financial and Other Statements	54
8.9	Further Action	55
8.10	Public Announcements	55
8.11	Additional Agreements	55
8.12	Update of Disclosure Schedules	56
8.13	Current Information	56
8.14	Bank Merger	57
8.15	Post-Closing Governance	57

ARTICLE IX - CONDITIONS TO THE MERGER		58
9.1	Conditions to Each Party’s Obligations to Effect the Merger	58
9.2	Conditions to Obligations of Camden and CASI	59

ARTICLE X - TERMINATION, AMENDMENT AND WAIVER		61
10.1	Termination	61
10.2	Effect of Termination	64
10.3	Amendment	65
10.4	Waiver	65

ARTICLE XI - GENERAL PROVISIONS		66
11.1	Alternative Structure	66
11.2	Non-Survival of Representations, Warranties and Agreements	66
11.3	Notices	67
11.4	Severability	67
11.5	Entire Agreement	68
11.6	Assignment	68
11.7	Parties in Interest	68
11.8	Specific Performance	68
11.9	Governing Law	68
11.10	Headings	68
11.11	Interpretation	69
11.12	Counterparts	69

EXHIBIT A-1	Form of Affiliate Letter to Camden

EXHIBIT A-2	Form of Affiliate Letter to KSB

EXHIBIT B	Bank Holding Companies Index Group

EXHIBIT C	Form of Bank Merger Agreement

EXHIBIT D	Form of Voting Agreement

AGREEMENT AND PLAN OF MERGER, dated as of July 27, 1999 ( this Agreement ), by and between CAMDEN NATIONAL CORPORATION, a Maine corporation ( Camden ), CAMDEN ACQUISITION SUBSIDIARY, INC., a Delaware corporation and wholly owned subsidiary of Camden ( CASI ), which has been formed for the specific and sole purpose of consummating the Merger (as such term is defined below), KSB BANCORP, INC., a Delaware corporation ( KSB ), and KINGFIELD SAVINGS BANK, a Maine-chartered savings bank and wholly owned subsidiary of KSB (the Bank ).

WITNESSETH:

WHEREAS, the Boards of Directors of Camden, CASI and KSB have determined that it is in the best interests of their respective corporations and their stockholders to consummate the strategic business merger transactions provided for herein, in which (i) CASI will, subject to the terms and conditions set forth herein, merge (the Merger) with and into KSB such that KSB is the surviving corporation in the Merger and continues its corporate existence under the laws of the State of Delaware as a wholly owned subsidiary of Camden, and (ii) KSB (as the surviving corporation from the Merger) will, subject to the terms and conditions set forth herein, merge (the Subsequent Merger, and together with the Merger, the Mergers) with and into Camden such that Camden is the surviving corporation in the Subsequent Merger and continues its corporate existence under the laws of the State of Maine;

WHEREAS, in connection with the execution of this Agreement, KSB and Camden are entering into a stock option agreement, with KSB as issuer and Camden as grantee (the KSB Option Agreement); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I - CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

Affiliate shall have the meaning set forth in Section 7.7(a).

Agreement shall have the meaning set forth in the preamble to this Agreement.

AMEX shall mean The American Stock Exchange.

Bank Board shall have the meaning set forth in Section 5.4(b).

Bank Common Stock shall have the meaning set forth in Section 5.3(b).

Bank Examinations shall have the meaning set forth in Section 5.8(b).

Bank Meeting shall have the meaning set forth in Section 8.1.

Bank Merger shall have the meaning set forth in Section 8.14.

Bank Merger Agreements shall have the same meaning set forth in Section 8.14.

Bank Regulators shall have the meaning set forth in Section 5.8(b).

Bank Shares shall have the meaning set forth in Section 5.3(b).

BHCA shall have the meaning set forth in Section 5.1(a).

Burdensome Condition shall have the meaning set forth in Section 9.2(d).

Business Day shall mean any day on which the principal offices of the SEC in Washington, D.C. is open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of Augusta, Maine.

Camden shall have the meaning set forth in the preamble to this Agreement.

Camden Common Stock shall have the meaning set forth in Section 3.1(a).

Camden ERISA Affiliate shall have the meaning set forth in Section 6.11.

Camden Floor Price shall have the meaning set forth in Section 10.1(i).

Camden Index Ratio shall have the meaning set forth in Section 10.1(i).

Camden Meeting shall have the meaning set forth in Section 8.1.

Camden National Bank shall mean Camden National Bank, a wholly-owned subsidiary of Camden and a bank organized under the laws of the United States.

Camden Plans shall have the meaning set forth in Section 6.11(a).

Camden Ratio shall have the meaning set forth in Section 10.1(i).

Camden SEC Reports shall have the meaning set forth in Section 6.7.

CASI shall have the meaning set forth in the preamble to this Agreement.

CASI Common Stock shall have the meaning set forth in Section 3.1(b).

CASI Meeting shall have the meaning set forth in the Section 8.1.

Certificate of Merger shall have the meaning set forth in Section 2.1.

Closing shall have the meaning set forth in Section 2.3.

Closing Date shall have the meaning set forth in Section 2.3.

COBRA shall have the meaning set forth in Section 5.12(d).

Code shall have the meaning set forth in Section 5.15(b).

Confidentiality Agreement shall have the meaning set forth in Section 8.4(a).

Control (including the terms controlled by and under common control with) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

CRA shall have the meaning set forth in Section 5.7.

DGCL shall mean the Delaware General Corporation Law.

Disclosure Schedule shall mean a schedule prepared by KSB and the Bank or Camden and CASI, as applicable, setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of their respective representations and warranties.

Effective Date shall have the meaning set forth in Section 2.4.

Effective Time shall have the meaning set forth in Section 2.4.

Environment shall have the meaning set forth in Section 5.21(f).

EPA shall have the meaning set forth in Section 5.21(a).

ERISA shall have the meaning set forth in Section 5.12(a).

ESOP shall have the meaning set forth in Section 5.12(c).

Exchange Act shall have the meaning set forth in Section 5.6(a).

Exchange Agent shall have the meaning set forth in Section 3.4(a).

Exchange Fund shall have the meaning set forth in Section 3.4(a).

Exchange Ratio shall have the meaning set forth in Section 3.1(a).

Expense Fee shall have the meaning set forth in Section 10.2(c).

Expenses shall have the meaning set forth in Section 10.2(b).

FDIA shall mean the Federal Deposit Insurance Act, as amended.

FDIC shall have the meaning set forth in Section 5.1(a).

FRB shall have the meaning set forth in Section 5.1(a).

GAAP shall have the meaning set forth in Section 2.6.

Governmental Entity shall have the meaning set forth in Section 5.6(a).

Hazardous Material shall have the meaning set forth in Section 5.21(f).

HSR Act shall have the meaning set forth in Section 5.6(a).

Information Technology means all computer software, computer hardware (whether general or specific purpose) and other similar or related items of automated, computerized, or software systems that are used or relied on by KSB or the Bank in the conduct of their respective businesses.

Injunction shall have the meaning set forth in Section 9.1(c).

IRS shall have the meaning set forth in Section 5.15(a).

Joint Proxy Statement shall have the meaning set forth in Section 8.2(a).

Knowledge shall mean actual knowledge of all of the directors, executive officers of KSB or the Bank who knew or should know as to the matters referenced herein, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Entity or any other material written notice received by KSB or the Bank, and also includes any matter of which Camden informs KSB or the Bank in writing prior to the date hereof or to which KSB or the Bank acknowledges or agrees.

KSB shall have the meaning set forth in the preamble to this Agreement.

KSB Board shall have the meaning set forth in Section 5.4(a).

KSB Common Stock shall have the meaning set forth in Section 3.1(a).

KSB Compensation and Benefit Plans shall mean the Compensation and Benefit Plans of KSB.

KSB Contract shall have the meaning set forth in Section 5.16(a).

KSB Employees shall have the meaning set forth in Section 8.6(a).

KSB ERISA Affiliate shall have the meaning set forth in Section 5.12(a).

KSB Meeting shall have the meaning set forth in Section 8.1.

KSB Option Agreement shall have the meaning set forth in the preamble to this Agreement.

KSB Preferred Stock shall have the meaning set forth in Section 5.3(a).

KSB SEC Reports shall have the meaning set forth in Section 5.8(a).

KSB Stock Option shall have the meaning set forth in Section 3.7(a).

KSB Stock Option Plans shall have the meaning set forth in Section 3.7(a).

Liaison Committee shall have the meaning set forth in Section 8.13(a).

Liens shall have the meaning set forth in Section 5.14(a).

Loan Property shall have the meaning set forth in Section 5.21(f).

Loans shall have the meaning set forth in Section 5.17.

Maine Superintendent shall have the meaning set forth in Section 5.6(a).

Material Adverse Effect shall mean with respect to Camden or KSB, respectively, any effect that (i) is material and adverse to the financial position, results of operations, assets or business of Camden and its Subsidiaries taken as a whole, or KSB and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of Camden or KSB, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Mergers, the Bank Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking, corporate and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (c) actions or omissions of Camden or its Subsidiaries or KSB or its Subsidiaries taken with the prior written consent of Camden or KSB, as applicable, in contemplation of the transactions contemplated hereby, and (d) the effects of the Mergers and compliance by either party with the provisions of this Agreement on the financial position, results of operations, assets or business of such party and its Subsidiaries, or the other party and its Subsidiaries, as the case may be.

MBCA shall have the meaning set forth in Section 4.1.

Meeting shall have the meaning set forth in Section 8.1.

Merger shall have the meaning set forth in the recitals to this Agreement.

Merger Consideration shall have the meaning set forth in Section 2.1.

Mergers shall have the meaning set forth in the recitals to this Agreement.

New Certificates shall have the meaning set forth in Section 3.4(a).

OCC shall mean the Office of the Comptroller of the Currency.

Oil shall have the meaning set forth in Section 5.21(f).

Old Certificates shall have the meaning set forth in Section 3.4(a).

OREO shall have the meaning set forth in Section 5.9(a).

Participation Facility shall have the meaning set forth in Section 5.21(a).

Permitted Liens shall have the meaning set forth in Section 5.14(a).

Person or person shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

Plans shall have the meaning set forth in Section 5.12(a).

Registration Statement shall have the meaning set forth in Section 8.2(a).

Requisite Regulatory Approvals shall have the meaning set forth in Section 9.1(b).

Rights shall mean, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of stock of such person.

SEC shall have the meaning set forth in Section 5.8(a).

Securities Act shall have the meaning set forth in Section 5.8(a).

Starting Date shall have the meaning set forth in Section 10.1(i).

Subsequent Effective Time shall have the meaning set forth in Section 4.1.

Subsequent Merger shall have the meaning set forth in the recitals to this Agreement.

Subsidiary and Significant Subsidiary shall have the respective meanings set forth in Rule 1-02 of Regulation S-X of the SEC.

Subsidiaries shall mean all of a party s Subsidiaries and Significant Subsidiaries.

Surviving Corporation shall have the meaning set forth in Section 2.1.

Takeover Laws shall have the meaning set forth in Section 5.28.

Taxes shall have the meaning set forth in Section 5.15(c)

Treasury Shares shall have the meaning set forth in Section 3.1(a).

United Bank shall mean United Bank, a banking organization chartered under the laws at the State of Maine and a wholly-owned Subsidiary of Camden.

Year 2000 Compliant means that the Information Technology is designed to be used prior to, during and after the calendar year 2000 A.D., and the Information Technology used during each such time period will accurately receive, provide and process date/time data (including calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000 and leap-year calculations, and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that any other information technology, used in combination with the Information Technology, properly exchanges date/time data with it.

Year 2000 Plan shall have the meaning set forth in Section 5.29.

Year 2000 Regulatory Requirements shall have the meaning set forth in Section 5.29.

ARTICLE II - THE MERGER; EFFECTS OF THE MERGER

2.1 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement, CASI shall merge with and into KSB, the separate corporate existence of CASI shall cease and KSB shall survive and continue its corporate existence under the laws of the State of Delaware as a wholly owned subsidiary of Camden (KSB, as the surviving corporation in the Merger, being sometimes referred to herein as the Surviving Corporation). The parties shall prepare and execute a certificate of merger (the Certificate of Merger) in order to comply in all respects with the requirements of the DGCL and with the provisions of this Agreement. Camden may at any time change the method of effecting the strategic business merger transactions with KSB and CASI provided for herein (including without limitation the provisions of this Article II) if and to the extent it deems such change to be desirable, including without limitation to provide for a merger of KSB into Camden or a wholly owned subsidiary of Camden; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of KSB Common Stock as provided for in this Agreement (the Merger Consideration), (B) adversely affect the tax treatment of KSB s stockholders as a result of receiving the Merger Consideration or (C) materially impede or delay consummation of the Merger. KSB and CASI agree to, and to cause their Subsidiaries to, appropriately amend this Agreement and any related documents in order to reflect such revised method of effecting the strategic business merger transactions with KSB and CASI provided for herein to the extent deemed necessary or desirable by Camden in its reasonable judgment.

2.2 Charter and Bylaws. The Certificate of Merger shall provide that, at the Effective Time, the charter of the Surviving Corporation shall be the charter of CASI, as such charter may be amended, and set forth in the Certificate of Merger or any certificate of amendment filed prior to the Effective Time. The bylaws of the Surviving Corporation shall be the bylaws of CASI at the Effective Time.

2.3 Closing. The closing of the Merger (the Closing ) will occur at 10:00 a.m., Boston time, on the date to be specified by the parties in accordance with the terms of this Agreement (the Closing Date ), at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109, unless another date or place is agreed to in writing by the parties.

2.4 Effectiveness and Effects of the Merger. On the Closing Date, or at such time as may otherwise be agreed by the parties, CASI and KSB shall execute and file with the Secretary of State of the State of Delaware the Certificate of Merger in accordance with the DGCL. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective (the Effective Time ) upon the occurrence of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 252 of the DGCL, or such other time, if any, as may be specified in the Certificate of Merger. The Merger shall have the effects prescribed in Sections 259 and 261 of the DGCL. The date on which the Effective Time occurs is referred to herein as the Effective Date.

2.5 Tax Consequences. It is intended that both the Merger and the Subsequent Merger be consummated pursuant to one integrated plan which qualifies as a reorganization under Section 368(a)(1)(A) of the Code. This Agreement shall constitute a plan of reorganization for purposes of Section 368 of the Code.

2.6 Accounting Treatment. It is intended that the Merger be accounted for as a pooling of interests under generally accepted accounting principles ( GAAP ). The parties acknowledge and agree that (i) Camden intends to take all measures it deems necessary to cause the transaction to be accounted for as a pooling of interests transaction and (ii) neither such measures nor any consequence or result thereof shall be deemed to have a Material Adverse Effect for the purposes of this Agreement. It is further understood that in the event that Camden determines in its sole discretion not to take such measures as to achieve pooling of interests accounting treatment, accounting for the transaction on a purchase accounting basis shall not be deemed to have a Material Adverse Effect.

2.7 Board of Directors. At the Effective Time, the Board of Directors of the Surviving Corporation shall be those persons serving as directors of CASI immediately prior to the Effective Time, such persons to serve until the earlier of their resignation or removal or until their respective successors are duly appointed or elected and qualified, as the case may be.

ARTICLE III - MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or stockholder:

(a) Outstanding KSB Common Stock. Each share (excluding shares held by KSB or by Camden, other than in a fiduciary capacity ( Treasury Shares )) of the common stock, par value $.01 per share, of KSB (the KSB Common Stock ) issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive 1.136 shares (subject to adjustment as set forth herein, the Exchange Ratio ) of common stock, no par value, of Camden (the Camden Common Stock ).

(b) Outstanding CASI Common Stock. Each share of the common stock, par value $.01 per share, of CASI ( CASI Common Stock ) issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the KSB Common Stock.

(c) Outstanding Camden Common Stock. Each share of Camden Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time.

3.2 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of KSB Common Stock shall cease to be, and shall have no rights as, stockholders of KSB, other than to receive any dividend or other distribution with respect to such KSB Common Stock with a record date occurring prior to the Effective Time and to receive the Merger Consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of KSB of shares of KSB Common Stock, other than transfers of KSB Common Stock that have occurred prior to the Effective Time.

3.3 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Camden Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, Camden shall pay to each holder of KSB Common Stock who would otherwise be entitled to a fractional share of Camden Common Stock (after aggregating all Old Certificates delivered by such holder) an amount in cash to be paid in lieu of fractional shares (without interest) determined by multiplying such fraction by the average of the last sale prices of Camden Common Stock, as reported by the AMEX Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five AMEX trading days immediately preceding the Effective Date.

3.4 Exchange Procedures.

(a) Prior to the Effective Time, Camden shall deposit, or shall cause to be deposited, with a bank or trust company selected by Camden and reasonably acceptable to KSB (the Exchange Agent ), for the benefit of the holders of certificates representing shares of KSB Common Stock immediately prior to the Effective Time ( Old Certificates ), for exchange in accordance with this Article III, certificates representing the shares of Camden Common Stock ( New Certificates ) and an estimated amount of cash to be paid in lieu of fractional shares (such cash and New Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the Exchange Fund ) to be paid pursuant to this Article III in exchange for outstanding shares of KSB Common Stock.

(b) As promptly as practicable after the Effective Time, and in any event within seven business days thereafter, Camden shall send or cause to be sent to each holder of record of shares (other than Treasury Shares) of KSB Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder’s Old Certificates for the consideration set forth in this Article III. Camden shall cause the New Certificates, into which shares of a stockholder s KSB Common Stock are convertible from and after the Effective Time, and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive, to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of KSB Common Stock (or indemnity reasonably satisfactory to Camden and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid pursuant to this Article III upon such delivery.

(c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto or any affiliate thereof shall be liable to any former holder of KSB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) No dividends or other distributions with respect to Camden Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of KSB Common Stock converted in the Merger into the right to receive shares of such Camden Common Stock until the holder thereof shall surrender such Old Certificate, together with the necessary transmittal materials, in accordance with this Article III. Subject to applicable law, after the surrender of an Old Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Camden Common Stock for which such Old Certificate was exchangeable.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of KSB for twelve (12) months after the Effective Time shall be paid to Camden, subject to the rights of such stockholders to receive payments from any such portion of the Exchange Fund in accordance with the terms of this Article III. Any stockholders of KSB who have not theretofore complied with this Article III shall thereafter look only to Camden for payment of the shares of Camden Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the Camden Common Stock deliverable in respect of each share of KSB Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

3.5 Anti-Dilution Provisions. In the event Camden or KSB changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Camden Common Stock or KSB Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Camden Common Stock or KSB Common Stock and the record date therefore shall be prior to the Effective Date, the Exchange Ratio shall be proportionately and appropriately adjusted.

By way of illustration, if Camden shall declare a stock dividend of 10% payable with respect to a record date on or prior to the Effective Date, the Exchange Ratio shall be adjusted upward by 10% and shall be equal to 1.250.

3.6 Treasury Shares. Each of the shares of KSB Common Stock constituting Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefore.

3.7 Options.

(a) At the Effective Time, all employee and director stock options to purchase shares of KSB Common Stock (each, a KSB Stock Option ), which are then outstanding and unexercised, shall cease to represent a right to acquire shares of KSB Common Stock, and shall be converted automatically into options to purchase shares of Camden Common Stock, and Camden shall assume each such KSB Stock Option subject to the terms of any of the stock option plans listed under Stock Plans in Section 3.7 of KSB s Disclosure Schedule (collectively, the KSB Stock Option Plans ), and the agreements evidencing grants thereunder; provided, however, that from and after the Effective Time, (i) the number of shares of Camden Common Stock purchasable upon exercise of any such KSB Stock Option shall be equal to the number of shares of KSB Common Stock that were purchasable under such KSB Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding to the nearest whole share (with .5 being rounded up), and (ii) the per share exercise price under each such KSB Stock Option shall be adjusted by dividing the per share exercise price of each such KSB Stock Option by the Exchange Ratio, rounding to the nearest cent. The terms of each KSB Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Camden Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, the number of shares and the per share exercise price of each KSB Stock Option which is intended to be an incentive stock option (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424(a) of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent.

(b) At or prior to the Effective Time, Camden shall reserve for issuance the number of shares of Camden Common Stock necessary to satisfy Camden s obligations under Section 3.7(a). At the Effective Time, or as soon as practicable thereafter, and in any event within fifteen business days thereafter, Camden shall file with the SEC a registration statement on Form S-8 or other appropriate form under the Securities Act with respect to the shares of Camden Common Stock subject to options to acquire Camden Common Stock issued pursuant to Section 3.7(a) hereof, and shall use its best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or blue sky laws, for so long as such options remain outstanding.

ARTICLE IV - THE SUBSEQUENT MERGER; EFFECTS OF THE

SUBSEQUENT MERGER

4.1 Subsequent Merger. As soon as practicable following the Effective Time, Camden shall, and it shall cause KSB (as the Surviving Corporation in the Merger) to, effect the Subsequent Merger by executing and filing (i) articles of merger with the Secretary of State of the State of Maine pursuant to the Maine Business Corporation Act (Title 13-A) (the MBCA ) and (ii) a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL. The Subsequent Merger shall become effective at the time (the Subsequent Effective Time ) specified in both (i) the articles of merger filed with the Secretary of State of the State of Maine pursuant to Section 904 of the MBCA and (ii) the certificate of merger filed with the Secretary of State of the State of Delaware pursuant to Section 252 of the DGCL. As a result of the Subsequent Merger, the separate corporate existence of KSB shall cease and Camden shall be the surviving corporation and continue its corporate existence under the laws of the State of Maine. The Subsequent Merger shall have the effects prescribed in Section 905 of the MBCA and Sections 259 and 261 of the DGCL.

4.2 Charter. The charter of the surviving corporation from the Subsequent Merger shall be the charter of Camden immediately prior to the Subsequent Effective Time.

4.3 Bylaws. The bylaws of the surviving corporation from the Subsequent Merger shall be the bylaws of Camden immediately prior to the Subsequent Effective Time.

4.4 Board of Directors. At the Subsequent Effective Time, the Board of Directors of the surviving corporation shall be those persons serving as directors of Camden immediately prior to the Subsequent Effective Time, as constituted in accordance with Section 8.15 hereof, such persons to serve until the earlier of their resignation or removal or until their respective successors are duly appointed or elected and qualified, as the case may be.

4.5 Cancellation of Shares. Each share of KSB Common Stock issued and outstanding immediately prior to the Subsequent Effective Time shall, by virtue of the Subsequent Merger and without any action on the part of Camden, be canceled without receipt of any consideration thereof by Camden.

ARTICLE V - REPRESENTATIONS AND WARRANTIES

OF KSB AND THE BANK

KSB and the Bank hereby jointly and severally represent and warrant to Camden and CASI that:

5.1 Organization and Qualification; Subsidiaries.

(a) KSB is a corporation duly organized, validly existing and in good standing under the DGCL and a bank holding company registered with the Board of Governors of the Federal Reserve System (the “FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”). The Bank is a state chartered savings bank duly organized, validly existing and in good standing under the laws of the State of Maine. The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law and all premiums and assessments required in connection therewith have been paid by the Bank. Each of KSB and the Bank has the requisite power and authority and all necessary governmental approvals to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and be in good standing would not, either individually or in the aggregate, have a Material Adverse Effect.

(b) Except for the Bank, KSB does not have any Subsidiaries or directly or indirectly own five percent or more of the capital stock or other equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

5.2 Certificate of Incorporation; By-Laws; Corporate Records. KSB and the Bank each has heretofore made available to Camden a complete and correct copy of the Certificate of Incorporation and the By-Laws or equivalent organizational documents, each as amended to date, of KSB and the Bank. Such Certificate of Incorporation, By-Laws and equivalent organizational documents are in full force and effect. Neither KSB nor the Bank is in violation of any provision of its Certificate of Incorporation or equivalent organizational documents or of its By-Laws. The minute books of KSB and the Bank contain in all material respects true and complete records of all meetings held and true and complete records of all corporate actions taken of their respective stockholders and boards of directors (including committees of their respective boards of directors).

5.3 Capitalization.

(a) The authorized capital stock of KSB consists of 2,400,000 shares of KSB Common Stock and 200,000 shares of authorized but unissued preferred stock, $.01 par value per share (the “KSB Preferred Stock”). As of the date hereof, (a) 1,321,265 shares of KSB Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, (b) 20,404 shares of KSB Common Stock are held in the treasury of KSB, (c) no shares of KSB Common Stock are held by any of its subsidiaries, (d) 94,108 shares of KSB Common Stock are reserved for future issuance pursuant to KSB Stock Option Plans, and (e) 262,932 shares of KSB Common Stock are reserved for future issuance pursuant to the KSB Option Agreement. As of the date hereof, no shares of KSB Preferred Stock are issued and outstanding. All shares of KSB Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) The authorized capital stock of the Bank consists of 1,000 shares of Common Stock, par value $1.00 per share (“Bank Common Stock”) (shares of Bank Common Stock being hereinafter collectively referred to as “Bank Shares”). As of the date hereof, (a) 1,000 Bank Shares are issued and outstanding and owned by KSB, all of which are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and (b) no Bank Shares are held in the treasury of the Bank, and (c) no Bank Shares are held by any other person.

(c) Except for KSB Stock Option Plans and the KSB Option Agreement, there are no outstanding subscriptions, options, warrants, calls or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of KSB or the Bank or obligating KSB or the Bank to issue or sell any shares of capital stock of, or other equity interests in, KSB or the Bank. There are no outstanding contractual obligations of KSB or the Bank to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, KSB or the Bank. The names of the optionees, the date of each option to purchase shares of KSB Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such optionmay be exercised under KSB Stock Option Plans are set forth in Section 5.3 of the Disclosure Schedule

5.4 Authority.

(a) KSB has full corporate power and authority to execute and deliver this Agreement and the KSB Option Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the KSB Option Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of KSB are necessary to authorize this Agreement and the KSB Option Agreement or the performance of its obligations hereunder and thereunder or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of the then outstanding shares of KSB Common Stock) and thereby. The Board of Directors of KSB (the KSB Board ) has approved this Agreement by unanimous vote and has directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to KSB stockholders for approval at a meeting of such stockholders. This Agreement has been duly and validly executed and delivered by KSB and constitutes a legal, valid and binding obligation of KSB, enforceable against KSB in accordance with its terms.

(b) The Bank has full corporate power and authority to execute and deliver this Agreement and the Bank Merger Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Bank Merger Agreements, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Bank are necessary to authorize this Agreement or the Bank Merger Agreements or the performance of its obligations hereunder or thereunder or to consummate the transactions contemplated hereby or thereby (other than, with respect to the Bank Merger, the approval and adoption of the Bank Merger Agreements by the Surviving Corporation as the sole stockholder of the Bank). The Board of Directors of the Bank (the Bank Board) has approved this Agreement by unanimous vote and has directed that the Bank Merger Agreements and the transactions contemplated thereby, including the Bank Merger, be submitted to KSB as the sole stockholder of the Bank for its approval. This Agreement has been duly and validly executed and delivered by the Bank and constitutes a legal, valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms. The Bank Merger Agreements, upon execution and delivery by the Bank, will be duly and validly executed and delivered by the Bank and will constitute a legal, valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms.

5.5 No Conflict. Neither the execution, delivery and performance of this Agreement or the KSB Option agreement by KSB, nor the consummation by KSB of the transactions contemplated hereby or thereby, nor the execution, delivery and performance of this Agreement or the Bank Merger Agreements by the Bank, nor the consummation by the Bank of the transactions contemplated hereby or thereby, nor compliance by KSB or the Bank with any of the terms or provisions hereof or thereof, will, (i) conflict with, violate or result in a breach of the Certificate of Incorporation or By-Laws or equivalent organizational documents of KSB, the Bank or any of their subsidiaries, (ii) conflict with, violate or result in a breach of any material provision of any statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree applicable to KSB or the Bank or by which any property or asset of KSB or the Bank is bound or affected, or (iii) conflict with, violate or result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, pledge, security interest, charge or other encumbrance on any property or asset of KSB or the Bank pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which KSB or the Bank is a party or by which KSB or the Bank or any property or asset of KSB or the Bank is bound or affected, except, in the case of clause (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not be deemed material.

5.6 Consents and Approvals.

(a) The execution, delivery and performance of this Agreement and the KSB Option Agreement by KSB, and the execution, delivery and performance of this Agreement and the Bank Merger Agreements by the Bank, does not require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency or commission or other governmental or regulatory authority or instrumentally, domestic or foreign, including, without limitation, any Bank Regulator (as hereinafter defined) (each a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), and filing and recordation of appropriate merger documents as required by the DGCL, (ii) for consents and approvals of or filings, registrations or negotiations with the FRB, the FDIC and the Superintendent of the Bureau of Banking of the State of Maine (the “Maine Superintendent”), and (iii) the filings required by the Bank Merger Agreements. KSB and the Bank are not aware of any reason why the approvals, consents and waivers of Governmental Entities referred to herein and in Section 8.3 should not be obtained.

(b) The execution, delivery and performance of this Agreement and the KSB Option Agreement by KSB, and the execution, delivery and performance of this Agreement and the Bank Merger Agreements by the Bank, does not require any consent, approval, authorization or permit of, or filing with or notification to, any third party, except where failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not prevent or significantly delay consummation of the Merger or the Bank Merger, or otherwise prevent KSB or the Bank from performing its obligations under this Agreement and the KSB Option Agreement or the Bank from performing its obligations under the Bank Merger Agreements, or would not, either individually or in the aggregate, be material.

5.7 Compliance. KSB and the Bank hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and, except as disclosed in Section 5.7 of the Disclosure Schedule, have complied with and are not in conflict with, or in default or violation of, (a) any statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Entity, applicable to KSB or the Bank or by which any property or asset of KSB or the Bank is bound or affected or (b) any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which KSB or the Bank is a party or by which KSB or the Bank or any property or asset of KSB or the Bank is bound or affected, except for any such non-compliance, conflicts, defaults or violations that would not, individually or in the aggregate, be material; and neither KSB nor the Bank knows of, or has received notice of, any material violation of any of the above. Without limiting the generality of the foregoing, neither KSB nor the Bank has been advised of the existence of any facts or circumstances which would cause the Bank to be deemed not to be in satisfactory compliance with the applicable provisions of the MBCA and, as applicable to the Bank, the Community Reinvestment Act of 1977, as amended (the CRA ), and the regulations promulgated thereunder.

5.8 SEC Reports and Bank Reports.

(a) KSB has filed, and made available to Camden, true and complete copies of all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the SEC ) since January 1, 1996, and has heretofore delivered to Camden, in the form filed with the SEC, true and complete copies of (i) its Annual Reports on Form 10-KSB for the fiscal years ended December 31, 1996, December 31, 1997 and December 31, 1998, respectively, (ii) its Quarterly Reports on Form 10-QSB since January 1, 1996, (iii) all proxy statements relating to KSB’s meetings of stockholders (whether annual or special) held since January 1, 1996, (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-QSB not referred to in clause (ii) above) filed by KSB with the SEC since January 1, 1996, and (v) all communications mailed by KSB to its stockholders since January 1, 1996 (the forms, reports and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above being referred to herein, collectively, as the “SEC Reports”). As of their respective dates, the SEC Reports (A) complied in all material respects as to form with the requirements of the Securities Act of 1933, as amended (the Securities Act ) and the Exchange Act, as the case may be, and the rules and regulations thereunder and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. KSB has timely filed all SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act. Neither the Bank nor any of their other subsidiaries is required to file any form, report or other document with the SEC. KSB has made available to Camden true and complete copies of all amendments and modifications that have not been filed by KSB with the SEC to all agreements, documents and other instruments that previously had been filed by KSB with the SEC and are currently in effect.

(b) KSB, the Bank and their subsidiaries each has timely filed and made available to Camden true and complete copies of all forms, reports and documents required to be filed by each of them with all appropriate federal or state governmental or regulatory authorities charged with the supervision of banks or bank holding companies or engaged in the insurance of bank deposits, including without limitation, the FRB, the FDIC and the Maine Superintendent (“Bank Regulators”) since January 1, 1996, and has paid all fees and assessments due and payable in connection therewith. Such reports as of their respective date of filing complied in all material respects with the requirements of all laws, rules and regulations enforced or promulgated by such Bank Regulators. Except for normal periodic examinations conducted by the FRB, the FDIC, the Maine Superintendent or any other Bank Regulator in the regular course of the business of KSB and the Bank (the Bank Examinations), no Bank Regulator has initiated any proceeding or, to the knowledge of KSB and the Bank, investigation into the business or operations of KSB or the Bank since December 31, 1995. Except as disclosed on Section 5.8(b) of the Disclosure Schedule, KSB and the Bank have resolved all violations, criticisms or exceptions by any Bank Regulator with respect to any Bank Examination.

5.9 Financial Statements.

(a) Each of the consolidated financial statements of KSB and the Bank, including, in each case, the notes thereto, contained in the SEC Reports was prepared, and the financial statements referred to in Section 8.8 hereof will be prepared, in accordance with GAAP (except as may be indicated in the notes thereto) and each fairly presents, and the financial statements referred to in Section 8.8 hereof each will fairly present, the consolidated financial position, results of operations and changes in financial position of KSB and the Bank as at the respective dates thereof and for the respective periods indicated therein, subject, in the case of unaudited statements, to normal and recurring year-end adjustments normal in nature and not material in amount. Each of the consolidated financial statements of KSB and the Bank, including, in each case, the notes thereto, contained in the SEC Reports comply, and the financial statements referred to in Section 8.8 hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. Without limiting the generality of the foregoing, (x) the allowance for possible loan losses included in the consolidated financial statements of KSB and the Bank contained in the SEC Reports was, and the allowance for possible loan losses to be included in the financial statements referred to in Section 8.8 hereof will be, determined in accordance with GAAP and is, and will be, adequate to provide for losses relating to or inherent in the loan and lease portfolios of KSB and the Bank as of the balance sheet date reflected in each such KSB SEC Report (including without limitation commitments to extend credit), and (y) the Other Real Estate Owned (“OREO”) included in the consolidated financial statements of KSB and the Bank contained in the SEC Reports was, and the OREO included in the financial statements referred to in Section 8.8 hereof will be, carried net of reserves at the lower of cost or market value in accordance with GAAP or the regulations or other requirements of the SEC, the FDIC and the Maine Superintendent. The books and records of KSB and the Bank are true and complete in all material respects and have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements.

(b) The consolidated balance sheets of KSB and the Bank as at December 31, 1998, contained in the SEC Reports, including the notes thereto, each makes, and the consolidated balance sheets contained in the financial statements referred to in Section 8.8 will make, adequate provision for, reflect or disclose all material liabilities and obligations of every nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) of KSB and the Bank as of December 31, 1998, and except as and to the extent set forth on such consolidated balance sheets or as set forth in Section 5.9(b) of the Disclosure Schedule, neither KSB nor the Bank has any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) which would be required to be provided for, reflected or disclosed on a balance sheet, or in the notes thereto, prepared in accordance with GAAP. To the knowledge of KSB and the Bank, no facts or circumstances exist which would give either KSB or the Bank reason to believe that a material liability or obligation that, in accordance with GAAP applied on a consistent basis, should have been reflected or disclosed on such balance sheet, was not so reflected or disclosed.

5.10 Absence of Certain Changes or Events. Except as disclosed in Section 5.10 of the Disclosure Schedule, since December 31, 1998, except as contemplated by this Agreement or as disclosed in any SEC Report filed since December 31, 1998 and prior to the date of this Agreement, KSB and the Bank have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1998, there has not been (a) either individually or in the aggregate, any Material Adverse Effect, and to the knowledge of KSB and the Bank, no fact or condition exists which is reasonably likely to cause such a Material Adverse Effect in the future, (b) any material damage, destruction or loss with respect to any property or asset of KSB or the Bank, (c) any change by KSB or the Bank in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by KSB’s independent accountants, (d) any revaluation by KSB or the Bank of any asset, including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable, other than in the ordinary course of business consistent with past practice, (e) any entry into, or renewal of, by KSB or the Bank into any contract or commitment of more than $50,000 or with a term of more than one year, (f) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of KSB or the Bank or any redemption, purchase or other acquisition of any of its securities, (g) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards pursuant to the KSB Stock Option Plan or otherwise), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of KSB or the Bank, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of KSB or the Bank, (h) any strike, work stoppage, slowdown or other labor disturbance, (i) any material election made by KSB or the Bank for federal or state income tax purposes, (j) any change in the credit policies or procedures of KSB or the Bank, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (k) any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due), including without limiting the generality of the foregoing, liabilities as guarantor under any guarantees or liabilities for taxes, (l) any forgiveness or cancellation of any indebtedness or contractual obligation other than in the ordinary course of business consistent with past practice, (m) any mortgage, pledge, lien or lease of any assets, tangible or intangible, of KSB or the Bank other than in the ordinary course of business consistent with past practice, (n) any acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into; provided that (A) no single acquisition or disposition of an asset or property shall exceed $100,000, and (B) all acquisitions and dispositions of assets or properties by KSB and the Bank shall in no event exceed $300,000 in the aggregate, or (o) any lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

5.11 Absence of Litigation. Except as set forth in Section 5.11 of the Disclosure Schedule, neither KSB nor the Bank is a party to any, and there are no pending, or to the knowledge of KSB and the Bank, threatened legal, administrative, arbitral or other claims, actions, proceedings or investigations of any nature, against KSB or the Bank or any property or asset of KSB or the Bank, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, and no facts or circumstances have come to KSB s or the Bank s attention which have caused either of them to believe that a material claim, action, proceeding or investigation against or affecting KSB or the Bank could reasonably be expected to occur. Neither KSB nor the Bank, nor any property or asset of KSB or the Bank, is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct business in any area.

5.12 Employee Benefit Plans.

(a) Section 5.12 of the Disclosure Schedule sets forth a true and complete list of all Plans maintained or contributed to by the Bank during the six years preceding this Agreement. The term “Plans” means all employee benefit plans, arrangements or agreements that are maintained or contributed to, or that were maintained or contributed to at any time during the six years preceding the date of this Agreement, by KSB or the Bank or by any trade or business, whether or not incorporated (a “KSB ERISA Affiliate”), all of which together with KSB or the Bank would be deemed a “single employer” within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(b) KSB and the Bank have heretofore delivered to Camden true and complete copies of each of the Plans and all related documents, including but not limited to (i) all required Forms 5500 and all related schedules for such Plans (if applicable) for each of the last two years, (ii) the actuarial report for such Plan (if applicable) for each of the last two years, and (iii) the most recent determination letter from the IRS (if applicable) for such Plan.

(c) (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has been maintained so as to qualify from the effective date of such Plan to the Effective Time, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of “benefit liabilities” (within the meaning of Section 4001(a)(16) of ERISA) under such Plan, based upon the actuarial assumptions currently prescribed by the Pension Benefit Guaranty Corporation for plan termination, did not, as of its latest valuation date, exceed by a material amount the then current value of the assets of such Plan allocable to such accrued benefits, and there has been no “accumulated funding deficiency” (whether or not waived), (iv) no Plan provides benefits, including without limitation death, medical or other benefits (whether or not insured), with respect to current or former employees of KSB, the Bank or any KSB ERISA Affiliate beyond their retirement or other termination of service, other than (u)

coverage mandated by applicable law, (v) life insurance death benefits payable in the event of the death of a covered employee, (w) disability benefits payable to disabled former employees, (x) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of KSB, the Bank or any KSB ERISA Affiliate or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) with respect to each Plan subject to Title IV of ERISA, no liability under Title IV of ERISA has been incurred by KSB, the Bank or any KSB ERISA Affiliate that has not been satisfied in full, no condition exists that presents a material risk to KSB, the Bank or any KSB ERISA Affiliate of incurring a material liability to or on account of such Plan, and there has been no “reportable event” (within the meaning of Section 4043 of ERISA and the regulations thereunder), (vi) neither KSB, the Bank, nor any KSB ERISA Affiliate has ever maintained or contributed to a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by KSB or the Bank as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither KSB, the Bank nor any KSB ERISA Affiliate has engaged in a transaction in connection with which KSB, the Bank or any KSB ERISA Affiliate has any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) consummation of the transactions contemplated hereby will not cause any amounts payable under any of the Plans to fail to be deductible for federal income tax purposes under Section 280G of the Code, (x) there are no pending or, to the knowledge of KSB and the Bank, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto, and (xi) with respect to any Plan intended to be an employee stock ownership plan within the meaning of Section 409 of the Code (the ESOP), the outstanding indebtedness of the Plan does not exceed $41,000.00.

(d) With respect to any Plan that is a welfare plan (within the meaning of Section 3(1) of ERISA) (i) no such Plan is funded through a “welfare benefit fund,” as such term is defined in Section 419(e) of the Code, and (ii) each such Plan complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA and any applicable state continuation coverage requirements (“COBRA”).

(e) Except as prohibited by law (including Section 411(d)(6) of the Code), each Plan may be amended, terminated, modified or otherwise revised by KSB, the Bank or any KSB ERISA Affiliate as of the Effective Time to eliminate without material effect, any and all future benefit accruals under any Plan (except claims incurred under any welfare plan).

5.13 Labor Matters. Neither KSB nor the Bank is a party to any collective bargaining or other labor union or guild contract. There is no pending or, to the knowledge of KSB and the Bank, threatened, labor dispute, strike or work stoppage against KSB or the Bank which may interfere with the respective business activities of

KSB or the Bank. Neither KSB nor Bank, nor, to the knowledge of KSB and the Bank, their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of KSB or the Bank, and there is no pending or, to the knowledge of KSB and the Bank, threatened, charge or complaint against KSB or the Bank by the National Labor Relations Board or any comparable state agency.

5.14 Property and Leases.

(a) All of the real property owned or leased by KSB or the Bank is listed on Section 5.14 of the Disclosure Schedule. Each of KSB and the Bank has good and marketable title to all the real property referred to in Section 5.14 of the Disclosure Schedule and all other property owned by it and included in the consolidated balance sheet of KSB and the Bank included in its Annual Report on Form 10-KSB for the period ended December 31, 1998. Each parcel of real property, and each item of personal property, owned or leased by KSB or the Bank (i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”), other than (A) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (B) inchoate mechanics’ and materialmen’s Liens for construction in progress, (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of KSB or the Bank consistent with past practice, (D) all matters of record, Liens and other imperfections of title and encumbrances which, either individually or in the aggregate, would not be material, and (E) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities, or any transaction by the Bank acting in a fiduciary capacity (collectively, “Permitted Liens”), and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of KSB or the Bank, has any such condemnation, expropriation or taking been proposed. Neither KSB nor the Bank has received any notice of violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to its properties.

(b) All leases of real property leased for the use or benefit of KSB or the Bank to which KSB or the Bank is a party and all amendments and modifications thereto, are in full force and effect, and there exists no default under any such lease by KSB or the Bank, nor, to the knowledge of KSB and the Bank, any event which with notice or lapse of time or both would constitute a material default thereunder by KSB or the Bank. The consummation of the transactions contemplated by this Agreement do not require the consent of any landlord nor do they cause an event of default under any such leases.

5.15 Taxes.

(a) Each of KSB and the Bank has duly filed in correct form all Federal, state, county and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being true and complete in all material respects) and has duly paid, discharged or made provisions for the payment of all material Taxes (as hereinafter defined) and other governmental charges which have been incurred or are due or claimed to be due from it by Federal, state, county or local taxing authorities on or prior to the date hereof (including without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls, and any net worth tax), other than Taxes or other charges that are not yet delinquent or are being contested in good faith and have not been finally determined. The amounts set up as reserves for Taxes on the consolidated balance sheet of KSB and the Bank included in its Annual Report on Form 10-KSB for the period ended December 31, 1998 are sufficient in the aggregate for the payment of all material unpaid Federal, state, county and local Taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the period ended December 31, 1998 and all prior periods covered by such returns, and for which KSB or the Bank is liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity. The federal income tax returns of KSB or the Bank have been examined by the Internal Revenue Service ( IRS ) for all years through 1995 and any liability with respect thereto has been satisfied, and no deficiencies were asserted as a result of such examination or all such deficiencies were satisfied. The State of Maine tax returns of KSB and the Bank have not, in the ten years prior to the date of this Agreement, been examined or audited by the State of Maine. There are no material disputes pending or claims asserted for Taxes or assessments upon KSB or the Bank, nor has KSB or the Bank has been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, county or local income tax return for any period. In addition, (a) proper and accurate amounts have been withheld by KSB or the Bank from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable Federal, state, county and local laws; (b) Federal, state, county and local returns which are accurate and complete in all material respects have been filed by KSB and the Bank for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes; and (c) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefore has been included by KSB in its consolidated financial statements included in its Annual Report on Form 10-KSB for the period ended December 31, 1998.

(b) No property of KSB or the Bank is property that is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is “tax-exempt use property” within the meaning of Section 168(h) of the Internal Revenue Code of 1986, as amended (the “Code”). Neither KSB nor the Bank has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by KSB or the Bank, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Neither KSB nor the Bank is a party to any agreement, contract or arrangement that would, individually or in the aggregate, result in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code or that would result in payments that would be nondeductible pursuant to Section 162(m) of the Code.

(c) As used in this Agreement, the term “Taxes” means all Federal, state, county, local and foreign income, excise, gross receipts, ad valorem, profits, gains, property, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise and other taxes, charges, levies or like assessments, including any net worth tax, together with all penalties and additions to tax and interest thereon.

5.16 Certain Contracts.

(a) Except as set forth in Section 5.16 of the Disclosure Schedule and in the SEC Reports filed prior to the date of this Agreement, neither KSB nor the Bank is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any director, officer, employee or consultant, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreements, will result in any payment (whether of severance pay or otherwise) becoming due from KSB or the Bank to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the SEC Reports, (iv) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $50,000 per annum, (v) which materially restricts the conduct of any line of business by KSB or the Bank, (vi) with or to a labor union or guild (including any collective bargaining agreement), or (vii) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. KSB has previously delivered to Camden true and complete copies of all employment, consulting and deferred compensation agreements which are in writing and to which KSB or the Bank is a party. Each contract, arrangement, commitment or understanding of the type described in this Section, whether or not set forth in Section 5.16 of the Disclosure Schedule, is referred to herein as a “KSB Contract”.

(b) (i) To the knowledge of KSB and the Bank, each KSB Contract listed on such Disclosure Schedule is legal, valid and binding upon KSB or the Bank, as the case may be, and in full force and effect, (ii) KSB and the Bank have in all material respects performed all obligations required to be performed by it to date under each such KSB Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of KSB or the Bank under any such KSB Contract.

5.17 Loan Portfolio. Except as set forth in Section 5.17 of the Disclosure Schedule, neither KSB nor the Bank is a party to any written or oral (a) loan agreement, note or borrowing arrangement (including, without limitation, leases and credit enhancements) (collectively, “Loans”) the unpaid principal balance of which exceeds $75,000 and as to which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest, or (b) Loan with any director, executive officer or, to the knowledge of KSB and the Bank, five percent stockholder of KSB or the Bank, or to the knowledge of KSB and the Bank, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. To the knowledge of KSB and the Bank, all of the Loans originated and held currently and at the Effective Time by KSB or the Bank, and any other Loans purchased and held currently and at the Effective Time by KSB or the Bank, were solicited, originated and exist, and will exist at the Effective Time, in material compliance with all applicable loan policies and procedures of KSB and the Bank. Section 5.17 of the Disclosure Schedule sets forth as of June 30, 1999, (i) all of the Loans in original principal amount in excess of $75,000 of KSB or the Bank that as of the date of this Agreement are classified by the Bank as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of KSB and the Bank that as of the date of this Agreement are classified as such, together with the aggregate principal amount of such Loans by category, it being understood that no representation is being made that the FDIC or the Maine Superintendent would agree with the loan classifications contained in Section 5.17 of the Disclosure Schedule. KSB shall promptly inform Camden in writing of any Loan the original principal balance of which exceeds $75,000 that becomes classified in the manner described in this Section 5.17, or any Loan the classification of which is materially and adversely changed at any time after the date of this Agreement. The information (including electronic information and information contained on tapes and computer disks) with respect to the Loans furnished to Camden by KSB and the Bank is true and complete in all material respects.

5.18 Investment Securities. Section 5.18(a) of the Disclosure Schedule sets forth the book and market value as of June 30, 1999 of the investment securities, mortgage backed securities, bank-owned life insurance policies and securities held by KSB and the Bank. Section 5.18(b) of the Disclosure Schedule sets forth the names of all the joint ventures in which KSB or the Bank has an investment (whether or not such joint ventures remain active). Except for pledges to secure public and trust deposits, FRB and Federal Home Loan Bank of Boston borrowings, repurchase agreements and reverse repurchase agreements entered into in arms’-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the consolidated balance sheet of KSB and the Bank included in its Annual Report on Form 10-KSB for the period ended December 31, 1998, and none of the material investments made by KSB or the Bank since December 31, 1998, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time. KSB has (i) properly reported as such any investment securities which are required under GAAP to be classified as “available for sale” at the lower of cost or market, and (ii) accounted for any decline in the market value of its marketable equity securities portfolio in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 12 and Staff Accounting Bulletin No. 59, including without limitation the recognition through KSB’s consolidated statement of operations of any unrealized loss with respect to any individual marketable equity security as a realized loss in the accounting period in which a decline in the market value of such security is determined to be “other than temporary.”

5.19 Derivative Transactions. Except pursuant to those agreements referenced in Section 5.19 of the Disclosure Schedule, neither KSB nor the Bank is engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except as agent on the order and for the account of others other than Federal Home Loan Bank advances or in connection with mortgage loan secondary market activities in the ordinary course of business consistent with the Bank’s past practices. To the extent that KSB or the Bank is engaged in such transactions, to the knowledge of KSB and the Bank, none of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan held by KSB or the Bank, would be classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List”, “Impaired”, “Non-accrual Status” or words of similar import. The financial position of KSB and the Bank on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of KSB and the Bank in accordance with GAAP consistently applied, and no open exposure of KSB or the Bank with respect to any such instrument (or with respect to multiple instruments with any single counterparty) exceeds $50,000.

5.20 Insurance. KSB and the Bank each has made available to Camden true and complete copies of all material policies of insurance of KSB and the Bank currently in effect. All of the policies relating to insurance maintained by KSB or the Bank with respect to its material properties and the conduct of its business in any material respect (or any comparable policies entered into as a replacement therefore) are in full force and effect and neither KSB nor the Bank has received any notice of cancellation with respect thereto. All life insurance policies on the lives of any of the current and former officers and directors of KSB and the Bank which are maintained by KSB and the Bank or which are otherwise included as assets on the books of KSB or the Bank (i) are, or will at the Effective Time be, owned by KSB or the Bank, as the case may be, free and clear of any claims thereon by the officers or members of their families, except with respect to the death benefits thereunder, as to which KSB and the Bank agree that there will not be an amendment prior to the Effective Time without the consent of Camden, and (ii) are accounted for properly as assets on the books of the Bank in accordance with GAAP in all material respects. Neither KSB nor the Bank has any material liability for unpaid premiums or premium adjustments not properly reflected on KSB’s consolidated financial statements contained in the SEC Reports.

5.21 Environmental Matters.

(a) Each of KSB and the Bank and, to the knowledge of KSB and the Bank, any property in which it participates or has participated in the management and, where required by the context, said term means the owner or operator of such property (the Participation Facilities ) and any property in which KSB or the Bank holds a security interest, and where required by the context, said term means the owner or operator of such property (the Loan Properties ), are, and have been, in material compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the United States Environmental Protection Agency (the “EPA”) and of state and local agencies with jurisdiction over pollution or protection of the environment.

(b) There is no suit, claim, action or proceeding pending or, to the knowledge of KSB or the Bank, threatened, before any Governmental Entity or other forum in which KSB or the Bank or any Participation Facility has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the soil, surface waters, groundwaters, stream sediments, surface or subsurface strata, and ambient air, and any other environmental medium (the Environment ) of any pollutant, contaminant, or hazardous substance or hazardous material as defined in or pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any other federal, state, or local environmental law, regulation, or requirement ( Hazardous Materials ) or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other federal, state, or local environmental law, regulation, or requirement ( Oil ) whether or not occurring at or on a site owned, leased or operated by KSB or the Bank or any Participation Facility, except as have not been or would not be material.

(c) There is no suit, claim, action or proceeding pending or, to the knowledge of KSB or the Bank, threatened, before any Governmental Entity or other forum in which any Loan Property has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment of any Hazardous Material or Oil whether or not occurring at or on a site owned, leased or operated by a Loan Property, except as have not been or would not be material.

(d) Neither KSB, the Bank, nor to their knowledge any Participation Facility or any Loan Property, has received any notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 5.21 could reasonably be based. No facts or circumstances have come to KSB s or the Bank s attention which have caused it to believe that a material suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 5.21 could reasonably be expected to occur.

(e) During the period of (i) KSB s or the Bank’s ownership or operation of any of their respective current properties, (ii) KSB s or the Bank’s participation in the management of any Participation Facility, or (iii) KSB s or the Bank’s holding of a security interest in a Loan Property, there has been no release or presence of Hazardous Material or Oil in, on, under or affecting such property or, to the knowledge of KSB or the Bank, such Participation Facility or Loan Property, except where such release or presence is not or would not, either individually or in the aggregate, be material. To the knowledge of KSB and the Bank, prior to the period of (x) KSB s or the Bank’s ownership or operation of any of their respective current properties or any previously owned or operated properties, (y) KSB s or the Bank’s participation in the management of any Participation Facility, or (z) KSB s or the Bank’s holding of a security interest in a Loan Property, there was no release or presence of Hazardous Material or Oil in, on, under or affecting any such property, Participation Facility or Loan Property, except where such release or presence is not or would not, either individually or in the aggregate, be material.

5.22 Intellectual Property. Each of KSB and the Bank owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, and neither KSB nor the Bank has received any notice of conflict with respect thereto that asserts the right of others. Each of KSB and the Bank has performed in all material respects all the obligations required to be performed by them and are not in material default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

5.23 Administration of Fiduciary Accounts. Each of KSB and the Bank has properly administered in all material respects all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. Neither KSB nor the Bank nor their respective officers, directors or employees has committed any breach of trust with respect to any fiduciary account. The accountings for each such fiduciary account are true and correct in all material respects and accurately reflects the assets of such fiduciary account.

5.24 Agreements with Bank Regulators. Except as disclosed on Section 5.24 of the Disclosure Schedule, neither KSB nor the Bank is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its loan loss allowances or reserves, its credit policies or its management, nor has KSB or the Bank been informed by any Bank Regulator that it is contemplating issuing or requesting any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither KSB nor the Bank is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which KSB or the Bank is entitled to receive financial assistance or indemnification from any governmental agency.

5.25 Material Interests of Certain Persons. No officer or director of KSB or the Bank or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of KSB or the Bank that would be required to be disclosed in a proxy statement to stockholders under Regulation 14A of the Exchange Act.

5.26 Brokers Fees; Opinions. No broker, finder or investment banker, other than Keefe, Bruyette & Woods, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement, the Bank Merger Agreements or the KSB Option Agreement based upon arrangements made by or on behalf of KSB or the Bank. The fee payable to Keefe, Bruyette & Woods in connection with the transactions contemplated by this Agreement is as described in an engagement letter between KSB and Keefe, Bruyette & Woods, a true and complete copy of which has heretofore been furnished to Camden. On or prior to the execution of this Agreement, KSB has received the opinion of Keefe, Bruyette & Woods to the effect that, as of the date of such opinion, the Merger Consideration to be received by the stockholders of KSB pursuant to the Merger is fair to such stockholders, and such opinion has not been amended or rescinded as of the date of this Agreement.

5.27 Joint Proxy Statement. The information contained in the Joint Proxy Statement to be sent to the stockholders of KSB in connection with the KSB Meeting will not, on the date the Joint Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of KSB or at the time of the KSB Meeting, contain any statement which, at such time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the KSB Meeting which shall have become false or misleading. The Joint Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

5.28 State Takeover Laws. The Board of Directors of KSB has taken all necessary action prior to the date of this Agreement in connection with the approval of the execution, delivery and performance of this Agreement, the Bank Merger Agreements and the KSB Option Agreement, any purchase or other transaction respecting KSB Common Stock provided for herein or therein, and the other transactions contemplated hereby and thereby, including without limitation approval by the affirmative vote of at least a majority of the members of KSB Board and a majority of the non-employee directors of KSB Board, to exempt Camden and CASI from the requirements of any moratorium, business combination, control share, fair price or other takeover defense laws and regulations (collectively, Takeover Laws ), if any, of the State of Delaware and the State of Maine.

5.29 Year 2000.

(a) Each of KSB and the Bank has adopted a plan (in each case, a Year 2000 Plan ) requiring testing, information-gathering and other procedures to conform to the deadlines and material requirements and guidelines applicable to it as a provider of services using Information Technology and imposed by any Bank Regulator or the FFIEC, to cause such Information Technology to be Year 2000 Compliant (such deadlines, material requirements and guidelines, as they may be in effect from time to time, being referred to in this Agreement as the Year 2000 Regulatory Requirements ).

(b) Each of KSB and the Bank has taken appropriate actions and has committed the resources reasonably necessary or otherwise appropriate to comply with its Year 2000 Plan in a timely manner. Such actions (including the testing and information-gathering procedures) have not produced any preliminary findings or other results which would indicate that the Information Technology will not be Year 2000 Compliant or that it will not be in compliance with the Year 2000 Regulatory Requirements; and it has not received any written notice or preliminary oral notice from a Governmental Entity to one of its officers or senior executive employees with respect to any adverse action against it relating to Year 2000 Compliance.

(c) Each of KSB and the Bank has taken appropriate actions to assure that the Bank has, and will continue to have at all relevant points in time, adequate funds to meet loan and deposit customer demand in connection with the Year 2000 date change and related circumstances.

5.30 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any Schedule, certificate, list or other writing furnished to Camden pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances in which they are made, not misleading. No information believed by KSB or the Bank to be material to the Merger or the Bank Merger and which is necessary to make the representations and warranties herein contained, taken as a whole, not misleading, to the knowledge of KSB and the Bank, has been withheld from, or has not been delivered in writing to, Camden.

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF CAMDEN AND CASI

Camden, and as applicable CASI, hereby represents and warrants to KSB that:

6.1 Corporate Organization. Camden is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine. CASI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and all of the outstanding shares of capital stock of CASI are owned, directly or indirectly, by Camden. Since the date of its incorporation, CASI has not engaged in any activities other than in connection with or as contemplated by this Agreement. United Bank is a banking organization, duly organized, validly existing and in good standing under the laws of the State of Maine, and all of the outstanding shares of capital stock of United Bank are owned, directly or indirectly, by Camden. Each of Camden, CASI and United Bank has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, either individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Camden and its subsidiaries taken as a whole.

6.2 Authority. Each of Camden and CASI has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each of Camden and United Bank has full corporate power and authority to execute and deliver the Bank Merger Agreements, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Bank Merger Agreements, the performance by Camden and CASI of its obligations hereunder, the performance by Camden and United Bank of its obligations thereunder, the consummation by Camden and CASI of the transactions contemplated hereby, and the consummation by Camden and United Bank of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Camden and CASI are necessary to authorize this Agreement, or on the part of Camden and United Bank are necessary to execute the Bank Merger Agreements, or the performance of any of their respective obligations hereunder or thereunder, as applicable, or to consummate the transactions contemplated hereby or thereby, other than the approval of each of their respective stockholders, if required. This Agreement has been duly and validly executed and delivered by each of Camden and CASI and constitutes a legal, valid and binding obligation of Camden and CASI, enforceable against each such party in accordance with its terms. On the date executed and delivered by Camden and United Bank, the Bank Merger Agreements will be duly and validly executed and delivered by Camden and United Bank and will constitute a legal, valid and binding obligation of Camden and United Bank, enforceable against each such party in accordance with its terms.

6.3 No Conflict. Neither the execution, delivery and performance of this Agreement by Camden or CASI, or the Bank Merger Agreements by Camden and United Bank, nor the consummation by Camden and CASI of the transactions contemplated hereby, nor the consummation by Camden and United Bank of the transactions contemplated thereby, will (i) conflict with, violate or result in a breach of the Certificate of Incorporation or By-Laws or equivalent organizational documents of Camden, CASI or United Bank, as applicable, (ii) conflict with, violate or result in a breach of any material provision of any statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree applicable to Camden, CASI or United Bank, as applicable or by which any property or asset of Camden, CASI or United Bank, as applicable, is bound or affected, or (iii) conflict with, violate or result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, pledge, security interest, charge or other encumbrance on any property or asset of Camden, CASI or United Bank, as applicable, pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Camden, CASI or United Bank, as applicable is a party or by which Camden, CASI or United Bank, as applicable, or any property or asset of such party is bound or affected, except, in the case of clause (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Camden and its subsidiaries taken as a whole.

6.4 Capitalization. As of the date hereof, the authorized stock of Camden consists solely of 10,000,000 shares of Camden Common Stock, of which, as of the date hereof, 6,557,650 shares were outstanding; 570,590 shares of Camden Common Stock are directly or indirectly held by Camden as treasury stock; and there are no shares of preferred stock outstanding as of the date hereof. As of the date hereof, the authorized stock of CASI consists solely of 1,000 shares of CASI Common Stock, par value $0.01 per share, of which, as of the date hereof, 1,000 shares were outstanding. The outstanding shares of Camden and CASI’s capital stock are validly issued, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, there are no shares of Camden or CASI capital stock authorized and reserved for issuance, Camden and CASI do not have any Rights issued and outstanding, and Camden and CASI do not have any commitment to authorize, issue or sell any such shares or Rights, except pursuant to this Agreement or Compensation and Benefit Plans. Since March 31, 1999, neither Camden nor CASI has issued any shares of its stock or Rights in respect thereof or reserved any shares for such purposes, other than pursuant to Compensation and Benefit Plans.

6.5 Consents and Approvals. The execution, delivery and performance of this Agreement by Camden and CASI, and the Bank Merger Agreements by Camden and United Bank, does not require any consent, approval, authorization or permit of, or filing with or notification to any Governmental Entity, (i) except for those referred to in Section 5.6 hereof, and (ii) except for any consent, approval, authorization, permit of, or filing with, or notification to, any Governmental Entity where failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not prevent or significantly delay consummation of the Merger, or otherwise prevent Camden or CASI from performing the obligations contemplated under this Agreement to be performed by them or Camden or United Bank from performing its obligations under the Bank Merger Agreements, or which, either individually or in the aggregate, would not, in the reasonable judgment of the parties hereto, have a material adverse effect on the business, assets, liabilities, financial condition or results of operation of Camden and its subsidiaries taken as a whole.

6.6 Joint Proxy Statement. The information supplied by Camden and CASI for inclusion in the Joint Proxy Statement will not, on the date the Joint Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of KSB or at the time of the KSB Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the KSB Meeting which shall have become false or misleading.

6.7 SEC Reports and Bank Reports.

(a) Camden has filed, and made available to KSB, true and complete copies of all forms, reports and documents required to be filed by it with the SEC since January 1, 1996, and has heretofore delivered to KSB, in the form filed with the SEC, true and complete copies of (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1996, December 31, 1997 and December 31, 1998, respectively, (ii) its Quarterly Report on Form 10-Q since January 1, 1996, (iii) all proxy statements relating to Camden’s meetings of stockholders (whether annual or special) held since January 1, 1996, (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by Camden with the SEC since January 1, 1996, and (v) all communications mailed by Camden to its stockholders since January 1, 1996 (the forms, reports and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above being referred to herein, collectively, as the “Camden SEC Reports”). As of their respective dates, the Camden SEC Reports (A) complied in all material respects as to form with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Camden has timely filed all SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act. Neither the Camden nor any of its subsidiaries is required to file any form, report or other document with the SEC. Camden has made available to KSB true and complete copies of all amendments and modifications that have not been filed by Camden with the SEC to all agreements, documents and other instruments that previously had been filed by Camden with the SEC and are currently in effect.

(b) Camden and its subsidiaries each have timely filed and made available to KSB true and complete copies of all forms, reports and documents required to be filed by each of them with all appropriate Bank Regulators since January 1, 1996, and has paid all fees and assessments due and payable in connection therewith. Such reports as of their respective date of filing complied in all material respects with the requirements of all laws, rules and regulations enforced or promulgated by such Bank Regulators. Except for Bank Examinations no Bank Regulator has initiated any proceeding or, to the knowledge of Camden, investigation into the business or operations of Camden, Camden National Bank or United Bank since December 31, 1995. Camden has resolved all violations, criticisms or exceptions by any Bank Regulator with respect to any Bank Examination.

6.8 Financial Statements Each of the consolidated financial statements of Camden and its subsidiaries, including, in each case, the notes thereto, contained in the Camden SEC Reports was prepared in accordance with GAAP (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position, results of operations and changes in financial position of Camden and its subsidiaries as at the respective dates thereof and for the respective periods indicated therein, subject, in the case of unaudited statements, to normal and recurring year-end adjustments normal in nature and not material in amount.

6.9 Compliance. Each of Camden, CASI, Camden National Bank and United Bank hold, and at all relevant times have held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in conflict with, or in default or violation of, (a) any statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Entity, applicable to it or by which any of its properties or assets is bound or affected, or (b) any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which any of its properties or assets is bound or affected, except, in each case, for the failure to obtain or maintain any required license, permit or authorization or any such non-compliance, conflict, default or violation that would not, individually or in the aggregate, prevent or significantly delay consummation of the Merger. Camden has made available to KSB a true and correct copy of the most recent CRA report pertaining to Camden.

6.10 Absence of Certain Changes or Events. Since December 31, 1998, except as contemplated by this Agreement or as disclosed in any Camden SEC Report filed since December 31, 1998 and prior to the date of this Agreement, Camden and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1998, there has not been either individually or in the aggregate, any Material Adverse Effect, and to the knowledge of Camden and its subsidiaries, no fact or condition exists which is reasonably likely to cause such a Material Adverse Effect in the future.

6.11 Employee Benefit Plans.

(a) The term Camden Plans means all employee benefit plans, arrangements or agreements that are maintained or contributed to, or that were maintained or contributed to at any time during the six years preceding the date of this Agreement, by Camden or by any trade or business, whether or not incorporated (a Camden ERISA Affiliate ), all of which together with Camden would be deemed a single employer within the meaning of Section 4001 of ERISA.

(b) (i) Each of the Camden Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Camden Plans intended to be qualified within the meaning of Section 401(a) of the Code has been maintained so as to qualify from the effective date of such Camden Plan to the Effective Time, (iii) with respect to each Camden Plan which is subject to Title IV of ERISA, there has been no accumulated funding deficiency (whether or not waived), (iv) with respect to each Camden Plan subject to Title IV of ERISA, no liability under Title IV of ERISA has been incurred by Camden or any Camden ERISA Affiliate that has not been satisfied in full, no condition exists that presents a material risk to Camden or any Camden ERISA Affiliate of incurring a material liability to or on account of such Camden Plan, and there has been no reportable event (within the meaning of Section 4043 of ERISA and the regulations thereunder) other than those events as to which the 30 day notice requirement is waived under Pension Benefit Guaranty Corporation Regulations Section 4043, (v) neither Camden, nor any Camden ERISA Affiliate has ever maintained or contributed to a multiemployer pension plan, as such term is defined in Section 3(37) of ERISA, (vi) all contributions or other amounts payable by Camden as of the Effective Time with respect to each Camden Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (vii) neither Camden nor any Camden ERISA Affiliate has engaged in a transaction in connection with which Camden or any Camden ERISA Affiliate has any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, and (viii) there are no pending or, to the knowledge of Camden, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Camden Plans or any trusts related thereto.

(c) With respect to any Camden Plan that is a welfare plan (within the meaning of Section 3(1) of ERISA) (i) no such Camden Plan is funded through a welfare benefit fund, as such term is defined in Section 419(e) of the Code, and (ii) each such Camden Plan complies in all material respects with the applicable requirements of COBRA.

6.12 Environmental. Except as disclosed in any Camden SEC Report, any Phase I Environmental Site Assessment prepared by or for the benefit of Camden, or in Section 6.12 of the Disclosure Schedule:

(a) To the knowledge of Camden, each of Camden and its subsidiaries, any Participation Facilities and any property in which Camden or any of its subsidiaries holds a security interest, and where required by the context, the Loan Properties, are, and have been, in material compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the EPA and of state and local agencies with jurisdiction over pollution or protection of the environment.

(b) There is no suit, claim, action or proceeding pending or, to the knowledge of Camden and its subsidiaries, threatened, before any Governmental Entity or other forum in which Camden or any of its subsidiaries or, to the knowledge of Camden, any Participation Facility has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment of any Hazardous Materials or Oil whether or not occurring at or on a site owned, leased or operated by Camden or any of its subsidiaries or any Participation Facility, except as have not been or would not be material.

(c) To the knowledge of Camden, there is no suit, claim, action or proceeding pending or threatened, before any Governmental Entity or other forum in which any Loan Property has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment of any Hazardous Material or Oil whether or not occurring at or on a site owned, leased or operated by a Loan Property, except as have not been or would not be material.

(d) Neither Camden nor any of its subsidiaries, nor to their knowledge any Participation Facility or any Loan Property, has received any notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 6.12 could reasonably be based. No facts or circumstances have come to Camden s nor any of its subsidiaries attention which have caused it to believe that a material suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 6.12 could reasonably be expected to occur.

(e) To the knowledge of Camden, during the period of (i) Camden s and its subsidiaries ownership or operation of any of their respective current properties, (ii) Camden s and its subsidiaries participation in the management of any Participation Facility, or (iii) Camden s and its subsidiaries holding of a security interest in a Loan Property, there has been no release or presence of Hazardous Material or Oil in, on, under or affecting such property of Camden or such Participation Facility or Loan Property, except where such release or presence is not or would not, either individually or in the aggregate, be material. To the knowledge of Camden and its subsidiaries, prior to the period of (Camden s and its subsidiaries ownership or operation of any of their respective current properties or any previously owned or operated properties, (y) Camden s and its subsidiaries participation in the management of any Participation Facility, or (z) Camden s and its subsidiaries holding of a security interest in a Loan Property, there was no release or presence of Hazardous Material or Oil in, on, under or affecting any such property, Participation Facility or Loan Property, except where such release or presence is not or would not, either individually or in the aggregate, be material.

6.13 Agreements with Bank Regulators. Neither Camden nor any of its subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its loan loss allowances or reserves, its credit policies or its management, nor has Camden or any of its subsidiaries been informed by any Bank Regulator that it is contemplating issuing or requesting any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Camden nor any of its subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which Camden or any of its subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency.

6.14 Year 2000.

(a) Each of Camden and its subsidiaries (other than CASI) has adopted a Year 2000 Plan requiring testing, information-gathering and other procedures to conform to the Year 2000 Regulatory Requirements.

(b) Each of Camden and its subsidiaries (other than CASI) has taken appropriate actions and has committed the resources reasonably necessary or otherwise appropriate to comply with its Year 2000 Plan in a timely manner. Such actions (including the testing and information-gathering procedures) have not produced any preliminary findings or other results which would indicate that the Information Technology will not be Year 2000 Compliant or that it will not be in compliance with the Year 2000 Regulatory Requirements; and it has not received any written notice or preliminary oral notice from a Governmental Entity to one of its officers or senior executive employees with respect to any adverse action against it relating to Year 2000 Compliance.

(c) Each of Camden and its subsidiaries (other than CASI) has taken appropriate actions to assure that each of United Bank and Camden National Bank has, and will continue to have at all relevant points in time, adequate funds to meet loan and deposit customer demand in connection with the Year 2000 date change and related circumstances.

6.15 Brokers Fees. Except for the fees payable to Ryan, Beck & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Camden or CASI.

6.16 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any Schedule, certificate, list or other writing furnished to KSB pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances in which they are made, not misleading. No information believed by Camden or its subsidiaries to be material to the Merger or the Bank Merger and which is necessary to make the representations and warranties herein contained, taken as a whole, not misleading, to the knowledge of Camden and its subsidiaries, has been withheld from, or has not been delivered in writing to, KSB.

ARTICLE VII - CONDUCT OF BUSINESS PENDING THE MERGER

7.1 Covenants of KSB and the Bank.

(a) KSB and the Bank each covenants and agrees that, between the date of this Agreement and the Effective Time, unless Camden shall otherwise agree in writing, the business of KSB and the Bank shall be conducted only in, and KSB and the Bank shall not take any action except in, the usual, regular and ordinary course of business and in a manner consistent with prudent banking practice and generally to conduct their business in substantially the same way as heretofore conducted, and without limiting the foregoing, to continue to operate in the same geographic markets serving the same market segments and without significant increase in the rate of growth of the Bank’s loan portfolio. KSB and the Bank shall use their reasonable best efforts to preserve substantially intact the business organization of KSB and the Bank, to keep available the present services of the officers, employees and consultants of KSB and the Bank and to preserve the current relationships and goodwill of KSB and the Bank with customers, suppliers and other persons with which KSB or the Bank have business relationships, including without limitation, implementing a deposit retention program in furtherance thereof.

(b) By way of amplification and not limitation of clause (a) above, except as contemplated by this Agreement, the Bank Merger Agreements and the KSB Option Agreement, KSB and the Bank shall not, between the date of this Agreement and the Effective Time, directly or indirectly to do, or publicly announce an intention to do, any of the following without the prior written consent of Camden:

(i) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

(ii) issue, deliver, sell, pledge, dispose of, grant, encumber, or authorize the issuance, delivery, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock of any class of KSB or the Bank (other than the issuance of shares of KSB Common Stock upon the exercise of KSB Stock Options issued in accordance with the provisions of the KSB Stock Option Plan and outstanding prior to the date of this Agreement), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of KSB or the Bank, or enter into any agreement with respect to any of the foregoing;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for (A) the declaration and payment by KSB of a regular quarterly cash dividend, in a per share amount not to exceed $0.04, and (B) the declaration and payment of a regular quarterly cash dividend by the Bank to KSB provided that after the declaration and payment of such dividend, the Bank will remain well capitalized under the applicable capital adequacy regulations of the FDIC;

(iv) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement;

(v) repurchase, redeem or otherwise acquire any shares of the capital stock of KSB or the Bank, or any securities convertible into or exercisable for any shares of the capital stock of KSB or the Bank;

(vi) enter into any new line of business or materially expand the business currently conducted by KSB and the Bank or file any application to relocate or terminate the operations of any banking office of KSB or the Bank;

(vii) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, other business organization or any division thereof or any material amount of assets, other than subject to Section 7.5 hereof;

(viii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any individual, corporation or other entity, or make any loan or advance, other than in the ordinary course of business consistent with past practice;

(ix) enter into any contract or agreement other than in the ordinary course of business consistent with past practice and, in any event, regardless of whether consistent with past practice, undertake or enter into (i) any contract or other commitment (other than contracts or commitments related to Loans) involving an aggregate payment by or to KSB or the Bank under any such contract or commitment of more than $50,000 or having a term of one year or more from the time of execution, (ii) any contract or commitment, or related contracts or commitments, for Loans having an original principal amount of $400,000;

(x) authorize any single capital expenditure which is in excess of $25,000 or capital expenditures which are, in the aggregate, in excess of $50,000 for KSB and the Bank taken as a whole, except for written contractual commitments entered into prior to the date of this Agreement as disclosed in the Disclosure Schedule;

(xi) (i) except as required by applicable law or as specified in Section 7.1(b)(xi) of the Disclosure Schedule, (x) adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between KSB or the Bank and one or more of its current or former directors, officers or employees, or (y) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares pursuant to the KSB Stock Option Plans or otherwise); provided, however, that KSB and the Bank may, in consultation with Camden, grant salary increases to its employees (other than those employees who are officers) at the regular review date of such employees in an aggregate amount for all employees not to exceed four percent (4%) of the aggregate current annualized base salaries of such employees or constitute more than a 10% increase with respect to any one employee; or (ii) enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of KSB or the Bank, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement providing for any benefit to any director, officer or employee;

(xii) take any action with respect to changes in accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by KSB’s independent accountants;

(xiii) make any tax election or settle or compromise any Federal, state, local or foreign tax liability;

(xiv) pay, discharge or satisfy any claim, liability or obligation, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the consolidated balance sheet of KSB and the Bank included in Annual Report on Form 10-KSB for the period ended December 31, 1998, or subsequently incurred in the ordinary course of business and consistent with past practice or in connection with this Agreement;

(xv) enter into any investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings which, in each case, do not require the advance of any new funds and are in the ordinary course of business consistent with past practice;

(xvi) sell any securities in its investment portfolio, except in the ordinary course of business, or engage in transactions in or involving forwards, futures, options on futures, swaps or similar derivative instruments;

(xvii) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements or purchase or sell any loans in bulk;

(xviii) take any action that is intended or reasonably can be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or any of the conditions to the consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement set forth in Article IX not being satisfied in any material respect, or in any material violation of any provision of this Agreement, the Bank Merger Agreements or the KSB Option Agreement, except, in every case, as may be required by applicable law;

(xix) commit any act or omission which constitutes a material breach or default by KSB or the Bank under any agreement or understanding with Bank Regulators or under any material contract or material license to which any of them is a party or by which any of them or their respective properties is bound;

(xx) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Material in amounts which, if such foreclosure were to occur, would be material;

(xxi) enter into or renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of or make any commitment with respect to, (i) any contract, agreement or lease for office space, operations space or branch space to which KSB or the Bank is a party or by which KSB or the Bank or their respective properties is bound; (ii) any lease, contract or agreement other than in the ordinary course of business consistent with past practice including renewals of leases to existing tenants of KSB or the Bank; (iii) regardless of whether consistent with past practices, any lease, contract, agreement or commitment involving an aggregate payment by or to KSB or the Bank of more than $50,000 or having a term of one year or more from the time of execution;

(xxii) change in any material respect its loan policies or procedures, except as required by regulatory authorities; or

(xxiii) agree to do any of the foregoing.

(c) To the extent that KSB or the Bank is at any time prior to Closing subject to any memorandum of understanding, cease and desist order, injunction, order, judgment, decree or other regulatory restriction, KSB and the Bank shall comply with all requirements of such regulatory restriction and take all steps that are necessary to satisfy and discharge all of their respective obligations thereunder.

7.2 Camden Products and Services. From and after the date hereof, Camden, KSB and the Bank shall consult with each other on the introduction of products and services not currently offered by KSB or the Bank which Camden would expect to make available to customers following the Merger and the Bank Merger, and KSB and the Bank shall consider offering such products and services to its customers prior to the Effective Date, on terms and conditions mutually acceptable to Camden, KSB and the Bank; provided, however, that nothing herein shall obligate KSB or the Bank to offer any such products or services prior to the Effective Time.

7.3 System Conversions. From and after the date hereof, Camden and the Bank shall meet on a regular basis to discuss and plan for the conversion of the Bank’s data processing and related electronic informational systems to those used by Camden and its Subsidiaries, which planning shall include, but not be limited to, discussion of the possible termination by the Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by the Bank in connection with its systems operations and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that the Bank shall not be obligated to take any such action prior to the Effective Time and, unless the Bank otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that the Bank takes, at the request of Camden, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Camden shall indemnify the Bank on terms reasonably satisfactory to the Bank for any such fees and expenses, and the costs of reversing the conversion process, if either Camden or CASI has failed to fulfill any material obligation under this Agreement and such failure has been the cause of, or resulted in, the termination or this Agreement pursuant to Section 10.1.

7.4 Certain Changes and Adjustments. Prior to the Closing, Camden, KSB and the Bank shall consult and cooperate with each other concerning the Bank’s loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) to reflect Camden’s plans with respect to the conduct of the Surviving Corporation’s business and the then anticipated post-closing disposition of certain assets of the Surviving Corporation following the Bank Merger; provided, however, that neither KSB nor the Bank shall be obligated to take any action pursuant to this Section which is inconsistent with GAAP and unless and until Camden acknowledges, and KSB and the Bank are satisfied, that all conditions to its obligation to consummate the Merger have been satisfied; and provided further, that neither KSB nor the Bank shall be obligated to take any action pursuant to this Section 7.4 earlier than five (5) business days prior to the Effective Date. No action taken by KSB or the Bank pursuant to this Section or the consequences resulting therefrom shall be deemed to be a breach of any representation, warranty, agreement or covenant herein or constitute a Material Adverse Effect.

7.5 ALCO Management. KSB and the Bank agree that during the period from the date of this Agreement through the Effective Time, they will consult with Camden in the development of a reasonable program to manage the Bank’s interest sensitive assets and liabilities (including its fixed-rate mortgage portfolio and its investment portfolio), which program will include a policy not to acquire securities for the investment portfolio of the Bank other than securities which were issued by the United States of America and have a maturityn date that is not more than two years after the date of acquisition thereof, unless otherwise agreed by the parties. KSB, the Bank and Camden agree to consult on investment programs to be administered by the Bank.

7.6 Covenants of Camden. During the period from the date of this Agreement and continuing until the Effective Time, Camden shall not, and shall not permit any of its subsidiaries to, take any action that is intended or which reasonably can be expected to result in any of its representations and warranties set forth in this Agreement being untrue in any material respect, or in any of the conditions to the Merger, the Bank Merger or other transactions contemplated in this Agreement as set forth in Article IX not being satisfied in any material respect, or in a material violation of any provision of this Agreement, the Bank Merger Agreements or the KSB Option Agreement, except, in every case, as may be required by applicable law.

7.7 Affiliate Agreements.

(a) Not later than the 15th day prior to the mailing of the Joint Proxy Statement, each party shall deliver to the other, a schedule of each person that, to its knowledge, is or is reasonably likely to be, as of the date of the relevant Meeting, deemed to be an affiliate of it (each, an Affiliate) as that term is used in SEC Accounting Series Releases 130 and 135 and, in the case of KSB only, in Rule 145 under the Securities Act.

(b) Each party shall use its reasonable best efforts to cause each person who may be deemed to be an Affiliate of it to execute and deliver to the other party on or before the date of mailing of the Joint Proxy Statement an agreement to comply with SEC Accounting Releases 130 and 135 and, in the case of KSB only, with Rule 145 under the Securities Act, in the forms attached hereto as Exhibits A-1 ( Camden Affiliates Agreement ) and A-2 ( KSB Affiliates Agreement ), respectively.

(c) Within thirty (30) days after the end of the first complete calendar month ending at least thirty (30) days after the Closing Date, Camden will publish results including at least thirty (30) days of combined operations of Camden and KSB as referred to in the KSB Affiliates Agreement and as contemplated by and in accordance with SEC Accounting Release No. 135.

7.8 Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement and the KSB Option Agreement (in the case of KSB) to be subject to requirements imposed by any Takeover Law and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement and the KSB Option Agreement (in the case of KSB) from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, that purports to apply to this Agreement, the KSB Option Agreement (in the case of KSB) or the transactions contemplated hereby or thereby.

7.9 No Rights Triggered. Each of Camden, CASI and KSB shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person (i) under its charter or bylaws, or (ii) under any material agreement to which it or any of its Subsidiaries is a party.

7.10 Shares Listed. In the case of Camden, Camden shall use its reasonable best efforts to list, prior to the Effective Date, on the AMEX, upon official notice of issuance, the shares of Camden Common Stock to be issued to the holders of KSB Common Stock in the Merger.

ARTICLE VIII - ADDITIONAL AGREEMENTS

8.1 Stockholder Approvals. Each of Camden, CASI, KSB and the Bank shall take, in accordance with applicable law, applicable stock exchange or NASDAQ Stock Market rules and its charter and bylaws, all action necessary to convene, respectively: an appropriate meeting of the stockholders of Camden to consider and vote upon any matters required to be approved by Camden stockholders for consummation of the Mergers (including any adjournment or postponement, the Camden Meeting ); an appropriate meeting of the sole stockholder of CASI to consider and vote upon the approval of this Agreement and any other matters required to be approved by CASI s stockholder for consummation of the Mergers (including any adjournment or postponement, the CASI Meeting); an appropriate meeting of the stockholders of KSB to consider and vote upon the approval of this Agreement and any other matters required to be approved by KSB’s stockholders for consummation of the Mergers (including any adjournment or postponement, the KSB Meeting; ); an appropriate meeting of the sole stockholder of the Bank to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Bank s stockholder for consummation of the Mergers (including any adjournment or postponement, the Bank Meeting; and each of the Camden Meeting, the CASI Meeting, the KSB Meeting and the Bank Meeting, a Meeting ), as promptly as practicable after the date hereof. The Board of Directors of each of Camden, CASI, KSB and the Bank shall (subject to compliance with its fiduciary duties as advised by its regular outside counsel, subsequently confirmed in writing)

recommend such approval by its respective stockholders, and each of Camden, CASI, KSB and the Bank shall use its reasonable best efforts to solicit such approval from its stockholders.

8.2 Registration Statement.

(a) Camden and KSB agree to cooperate in the preparation of a registration statement on Form S-4 (the Registration Statement ) to be filed by Camden with the SEC in connection with the issuance of Camden Common Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of Camden and KSB constituting a part thereof (the Joint Proxy Statement ) and all related documents). Camden and KSB agree to file a draft of the Joint Proxy Statement with the SEC as promptly as practicable. Each of Camden and KSB agrees to use all reasonable efforts to cause the Registration Statement to be filed and declared effective under the Securities Act as promptly as reasonably practicable after the SEC has cleared the Joint Proxy Statement. Camden also agrees to use all reasonable efforts to obtain all necessary state securities law or blue sky permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) Each of Camden and KSB agrees, upon request, to furnish promptly the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Joint Proxy Statement or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any regulatory authority in connection with the transactions contemplated hereby. Each of Camden and KSB agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the Camden Meeting and the KSB Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Each of Camden and KSB further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Joint Proxy Statement.

(c) In the case of Camden, Camden will advise KSB, promptly after Camden receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Camden Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

8.3 Regulatory Matters.

(a) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement and the Bank Merger Agreements (including without limitation the Merger and the Bank Merger). Camden, KSB and the Bank shall have the right to review in advance, and to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to either of them, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement and by the Bank Merger Agreements. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Merger, the Bank Merger and other transactions contemplated by this Agreement and the Bank Merger Agreements and each party will keep the other apprised of the status of matters relating to the completion of all of the transactions contemplated hereby.

(b) Camden, KSB, CASI and the Bank shall, upon request, furnish each other with all information concerning themselves, their respective subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Camden, KSB, CASI, the Bank or any of their respective subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger or the other transactions contemplated by this Agreement and the Bank Merger Agreements.

(c) Camden, KSB, CASI and the Bank shall promptly furnish each other with copies of written communications received by Camden or KSB, as the case may be, or any of their respective subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the Merger, the Bank Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement.

8.4 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the disclosure or exchange of information, KSB and the Bank shall afford to the officers, employees, accountants, counsel and other representatives of Camden, access, during normal business hours during the period prior to the Effective Time, to all its officers, employees, agents, properties, books, loan documentation and files, contracts, commitments and records and, during such period, KSB and the Bank shall make available to Camden (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which KSB or the Bank is not permitted to disclose under applicable law), (ii) copies of all periodic reports to senior management, including, without limitation, reports on non-performing loans and other asset quality matters and all materials furnished to the KSB Board or the Bank Board relating to asset quality generally, and (iii) all other information concerning the business, properties, assets and personnel of KSB and the Bank as Camden may reasonably request. Neither KSB nor the Bank shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or, in the event of any litigation or threatened litigation between KSB, the Bank and Camden over the terms of this Agreement where access to information will be adverse to the interests of KSB and the Bank. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Camden will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreements, dated July 1, 1999, among Camden, KSB and the Bank (the “Confidentiality Agreement”).

(b) Upon reasonable notice and subject to applicable laws relating to the disclosure or exchange of information, Camden shall afford to the officers, employees, accountants, counsel and other representatives of KSB, reasonable access, during normal business hours during the period prior to the Effective Time, to the senior executive officers of Camden and all other available documentation reasonably requested by KSB pertaining to the transactions contemplated hereby. It is understood, however, that Camden shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or, in the event of any litigation or threatened litigation between Camden, KSB and/or the Bank over the terms of this Agreement where access to information will be adverse to the interests of

Camden. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. KSB will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

(c) All information furnished by Camden to KSB, the Bank or its representatives pursuant hereto shall be treated as the sole property of Camden and, if the Merger shall not occur, KSB, the Bank and its representatives shall return to Camden all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. KSB and the Bank shall, and shall use their reasonable best efforts to cause their representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in KSB s or the Bank’s possession prior to the disclosure thereof by Camden; (y) was then generally known to the public; or (z) was disclosed to KSB or the Bank by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by law.

(d) No investigation by any of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein or any condition to the obligations of the parties hereto.

8.5 No Solicitation. Neither KSB nor the Bank shall, directly or indirectly, through any officer, director, agent or otherwise, solicit or initiate the submission of any proposal or offer from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any material portion of the assets of, or any equity interest in, KSB or the Bank or any business combination with KSB or the Bank or, except to the extent determined by the KSB Board, upon the written opinion of its regular outside counsel, to be required by fiduciary obligations under applicable law, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, any effort or attempt by any other person to do or seek any of the foregoing. KSB and the Bank immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. KSB and the Bank shall notify Camden promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Camden, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. KSB and the Bank agree not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which KSB or the Bank is a party.

8.6 Employee Benefits Matters.

(a) Provision of Benefits. At the Effective Time, until December 31, 2000, and subject to applicable law, Camden shall either (i) maintain the existing KSB Compensation and Benefit Plans (other than long-term care benefits, the ESOP and other stock-based benefits), or (ii) provide the employees of KSB and the Bank (“KSB Employees”) with substantially equivalent health, life insurance, disability, retirement and other benefits (other than long-term care benefits, the ESOP and other stock-based benefits), if any, as presently provided by KSB to its own employees. After December 31, 2000, and subject to applicable law, Camden shall provide the KSB Employees with the same health, dental, pension, life insurance, disability, 401(k) plan and other benefits, if any, as Camden then provides generally to its similarly situated employees. With respect to the provision of such benefits to KSB Employees pursuant hereto, to the extent KSB Employees participate after the Effective Time in employee benefit plans other than KSB Compensation and Benefit Plans, all prior service of such employees with KSB or the Bank shall be recognized under such plans for all benefit plan for purposes of eligibility and vesting, but excluding benefit accrual under any qualified defined benefit pension plan. Camden shall not treat any KSB Employee as a “new” employee for purposes of any exclusion under any health plan or dental plan of Camden or any of its affiliates for a preexisting medical condition. Nothing herein is intended or should be construed to provide a commitment for continued employment or to confer any rights on any officer or employee of the Bank except as herein expressly provided.

(b) Parachute Payments. Notwithstanding anything to the contrary contained in this Agreement, in no event shall KSB or the Bank take any action or make any payments that would result, either individually or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code or that would result, either individually or in the aggregate, in payments that would be nondeductible pursuant to Section 162(m) of the Code.

(c) Employment Agreement. The Chief Executive Officer of KSB shall enter into an employment agreement with Camden or a Camden Affiliate on terms mutually agreeable to both parties, with such employment agreement to take effect at the Effective Time. The employment agreement to which the Chief Executive Officer of KSB is a party as of the date hereof will terminate upon the earlier of (i) execution of the employment agreement with Camden or a Camden Affiliate, and (ii) the Effective Time.

8.7 Directors’ and Officers’ Insurance. Camden shall use its reasonable best efforts to maintain in effect for three years from the Effective Time, if available, the current directors’ and officers’ liability insurance policy maintained by KSB (provided that Camden may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Camden be required to expend pursuant to this Section 8.7 more than the amount equal to 125% of the current annual amount expended by KSB to maintain or procure insurance coverage pursuant hereto. In connection with the foregoing, KSB and the Bank each agrees to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

In addition, Camden acknowledges that the obligations of KSB to indemnify its directors and officers (who are made a party or threatened to be made a party or otherwise involved with respect to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director of KSB at or prior to the Effective Date) under its Certificate of Incorporation and Bylaws, as they exist as of the date of this Agreement, including the obligation to advance expenses, shall be assumed by Camden by reason of the Merger.

8.8 Financial and Other Statements. Notwithstanding anything to the contrary in Section 8.4, during the term of this Agreement, KSB, and when required by subsection (f) hereof, Camden, shall provide to each other, in the manner provided herein, the following documents and information:

(a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, KSB will deliver to Camden its Quarterly Report on Form 10-QSB as filed under the Exchange Act and the Bank’s Quarterly Call Report as filed with the FDIC. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ending after the date of this Agreement, KSB will deliver to Camden its Annual Report on Form 10-KSB, as filed under the Exchange Act. KSB will also deliver to Camden, contemporaneously with its being filed with the SEC, a copy of all Current Reports on Form 8-KSB.

(b) Promptly upon receipt thereof, KSB will furnish to Camden copies of all internal control reports submitted to KSB or the Bank by independent auditors in connection with each annual, interim or special audit of the books of KSB or the Bank made by such auditors.

(c) As soon as practicable, KSB and the Bank will furnish to Camden copies of all such financial statements and reports as they shall send to its stockholders, the SEC or any other Governmental Entity, to the extent any such reports furnished to any such Governmental Entity are not confidential and except as legally prohibited thereby.

(d) Promptly upon receipt thereof KSB will notify Camden promptly after its receipt of each examination report of any federal or state regulatory or examination authority with respect to the condition or activities of KSB or the Bank.

(e) With reasonable promptness, KSB and the Bank will furnish to Camden such additional financial data as Camden may reasonably request.

(f) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, Camden will deliver to KSB its Quarterly Report on Form 10-Q as filed under the Exchange Act and United Bank’s Quarterly Call Report as filed with the FDIC. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ending after the date of this Agreement, Camden will deliver to KSB its Annual Report on Form 10-K, as filed under the Exchange Act. Camden will also deliver to KSB, contemporaneously with its being filed with the SEC, a copy of all Current Reports on Form 8-K.

8.9 Further Action. Camden, KSB, CASI and the Bank each shall, and shall cause its subsidiaries to, use its reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger or the Bank Merger and, subject to the conditions set forth in Article IX hereof, to consummate the transactions contemplated by this Agreement and the Bank Merger Agreements and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by KSB, the Bank, Camden or CASI or any of their respective subsidiaries in connection with the Merger or the Bank Merger and any of the other transactions contemplated by this Agreement.

8.10 Public Announcements. Camden, KSB, CASI and the Bank shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Bank Merger Agreements or any transaction contemplated hereby or thereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national or regional securities exchange to which Camden or KSB is a party or any requirement of agreement with any automated interdealer quotation system.

8.11 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Bank Merger Agreement, or to vest the Surviving Corporation or the Bank, as applicable, with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by Camden.

8.12 Update of Disclosure Schedules. From time to time prior to the Effective Time, KSB and Camden will promptly supplement or amend the Disclosure Schedules to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules or which is necessary to correct any information in the Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to the Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 9.1(a), 9.2(a) or 9.3(a) hereof, as the case may be, or the compliance by KSB or the Bank with the covenants set forth in Article VII hereof, or Camden or CASI with the covenants set forth in Section 7.6 and Section 8.8 hereof.

8.13 Current Information.

(a) During the period from the date of this Agreement to the Effective Time, KSB and the Bank will cause one or more of its designated representatives (i) to confer on a regular and frequent basis (not less than monthly) with representatives of Camden to report on (x) the general status of the ongoing operations of KSB and the Bank, (y) the status of, and the action proposed to be taken with respect to, those Loans held by KSB, the Bank or any of their subsidiaries which, either individually or in combination with one or more other Loans to the same borrower thereunder, have an aggregate original principal amount of $75,000 or more and are classified or non-performing assets, and (z) the status of, and the action proposed to be taken with respect to, foreclosed property and other real estate owned, and (ii) to cooperate and communicate with respect to the manner in which the business of KSB and the Bank are conducted and the disposition of certain assets after the Effective Time, the type and mix of products and services, personnel matters, branch alignment, the granting of credit, and problem loan management, reserve adequacy and accounting. In addition, KSB and the Bank will promptly make available to Camden the reports of any independent or third-party loan review consultant received by either KSB or the Bank. In order to facilitate the foregoing, KSB, the Bank and Camden shall promptly establish a liaison committee (the Liaison Committee ) which will be chaired by an officer designated by Camden and which will meet on a regular basis to discuss these matters and may establish sub-committees from time-to-time to pursue various issues. During the period from the date of this Agreement to the Effective Time, KSB and the Bank shall provide Camden prior to such extensions with sufficient information to review new extensions of credit and renewals having an original principal amount of more than $400,000 and restructurings of loans having an original principal amount of more than $75,000 and information detailing overall asset quality. The Bank shall also allow Camden to designate one of its officers to attend the Bank s credit committee meetings and be a non-voting attendee thereof.

(b) KSB and the Bank will promptly notify Camden of any material change in the normal course of business or in the operation of the properties of KSB or the Bank and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving KSB or the Bank, and will keep Camden reasonably informed of such events.

(c) To the extent not covered by paragraphs (a) and (b) above, KSB and the Bank shall give prompt notice to Camden, and Camden shall give prompt notice to KSB, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of KSB, the Bank, Camden or CASI, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Bank Merger Agreements; provided, however, that the delivery of any notice pursuant to this paragraph (c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

8.14 Bank Merger.

(a) Camden and KSB shall take all actions necessary and appropriate, including causing the entering into of appropriate merger agreements (the Bank Merger Agreements ), to cause United Bank to merge with and into the Bank (individually, a Bank Merger and collectively, the Bank Mergers ), as Camden deems advisable, in each case in accordance with applicable laws and regulations and the terms of the applicable Bank Merger Agreement at the Effective Time or as soon as practicable after consummation of the Mergers.

(b) Unless otherwise determined by Camden prior to the Closing, at the effective time of the Bank Merger the Articles of Organization and By-laws of the Bank, as amended prior to the consummation of the Bank Merger, shall be the Articles of Organization and By-laws of the surviving corporation until thereafter amended as provided by law and such Articles of Organization and By-laws;

(c) KSB shall be entitled to appoint the individuals listed on Section 8.14 of the Disclosure Schedule as directors and officers of the Bank after the effective time, each to hold office in accordance with the Articles of Organization and By-Laws of the Bank and until their respective successors are duly elected or appointed and qualified. The remainder of the directors and officers of the Bank shall be appointed by Camden.

8.15 Post-Closing Governance. Camden shall take all necessary actions to cause the size of its Board of Directors to be increased by two members, effective as of the Subsequent Effective Time, and to cause the two members of KSB s current Board of Directors listed on Section 8.15 of the Disclosure Schedule to be elected to Camden s Board of Directors, such election to be effective as of the Subsequent Effective Time.

ARTICLE IX - CONDITIONS TO THE MERGER

9.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of KSB, the Bank, Camden and CASI, as required;

(b) Regulatory Approvals. All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the Mergers and the Bank Merger shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(c) No Orders, Injunctions or Restraints; Illegality. No order, injunction or decree (whether temporary, preliminary or permanent) issued by federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement or the Bank Merger Agreements shall be in effect and no proceeding initiated by any governmental entity seeking an Injunction shall be pending. No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Authority or other agency or commission or federal or state court of competent jurisdiction, which prohibits, restricts or makes illegal the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement or the Bank Merger Agreements.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

(e) Tax Opinion Relating to the Merger. Camden shall have received an opinion from Berry, Dunn, McNeil & Parker, and KSB shall have received an opinion from Luse, Lehman, Gorman, Pomerenk & Schick, dated in each case as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Closing Date, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

In rendering such opinions, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Camden, KSB and others, reasonably satisfactory in form and substance to such counsel.

(f) AMEX Listing. The shares of Camden Common Stock issuable pursuant to this Agreement shall have been approved for listing on the AMEX, subject to official notice of issuance.

(g) Accounting Treatment. Camden shall have received from Berry, Dunn, McNeil & Parker, independent public accountants for Camden, a letter, dated as of or shortly before the Effective Date, stating its opinion that the Merger shall qualify for pooling of interests accounting treatment. KSB shall have received from Berry, Dunn, McNeil & Parker, independent public accountants for KSB, a letter, dated as of or shortly before the Effective Date, stating its opinion that KSB is a poolable entity.

9.2 Conditions to Obligations of Camden and CASI. The obligations of Camden and CASI to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of KSB and the Bank in this Agreement which is qualified as to materiality shall be true and correct and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, as applicable, and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time, and Camden shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of KSB and the Bank dated as of the Effective Date.

(b) Agreements and Covenants. KSB and the Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of KSB and the Bank to be performed or complied with by it at or prior to the Effective Date under the this Agreement and the Bank Merger Agreements, and Camden shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of KSB and the Bank dated as of the Effective Date.

(c) Consents Under Agreements. The consent, approval or waiver of each person (other than Requisite Regulatory Approvals contemplated in Section 9.1(b)) whose consent or approval shall be required in order to permit the lawful succession by the Surviving Corporation pursuant to the Merger or the Bank as survivor to the Bank Merger, as the case may be, to any material obligation, right or interest of KSB or the Bank under agreement or instrument shall have been obtained, and none of such permits, consents, waivers, clearances, approvals and authorizations shall contain any term or condition which would materially impair the value of KSB and the Bank to Camden.

(d) No Burdensome Condition. None of the Requisite Regulatory Approvals shall impose any term, condition or restriction upon Camden, KSB, the Surviving

Corporation or the Bank or any of their respective subsidiaries that Camden reasonably determines would materially and adversely affect the business, operations, financial condition, property or assets of the Surviving Corporation or the Bank as survivor to the Bank Merger or otherwise materially impair the value of KSB or the Bank to Camden (a “Burdensome Condition”).

(e) Agreements with Officers. Agreements, substantially in the form attached as Exhibit D hereto, shall have been executed and delivered by all directors and officers of KSB or the Bank who own, or for purposes of Rule 13d-3 under the Exchange Act would be deemed to beneficially own, as of the date of this Agreement, shares of KSB Common Stock.

(f) Legal Opinion. Camden shall have received the opinion of counsel to KSB and the Bank, dated the Closing Date, in customary form and mutually agreeable to the parties.

9.3 Conditions to Obligations of KSB and the Bank. The obligations of KSB and the Bank to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Camden and CASI in this Agreement which is qualified as to materiality shall be true and correct and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Date and KSB shall have received a certificate signed by the Chief Executive or Chief Financial Officer of Camden to such effect dated as of the Effective Date.

(b) Agreements and Covenants. Camden and CASI shall have performed in all material respects all obligations and complied in all material respects with all of the respective agreements or covenants to be performed or complied by such party under this Agreement and KSB shall have received a certificate signed by the Chief Executive or Chief Financial Officer of Camden to such effect dated as of the Effective Date.

(c) Legal Opinion. KSB shall have received the opinion of counsel to Camden and CASI, dated the Closing Date, in customary form and mutually agreeable to the parties.

ARTICLE X - TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be terminated and the Merger, the Bank Merger and the other transactions contemplated by this Agreement or the Bank Merger Agreements may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated in this Agreement by the stockholders of KSB:

(a) by mutual written consent duly authorized by the Boards of Directors of Camden, CASI, KSB and the Bank;

(b) by either Camden and CASI or KSB and the Bank if (i) the Effective Time shall not have occurred on or before July 1, 2000; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either Camden and CASI or KSB and the Bank (i) forty-five days after the date on which any request or application for a regulatory approval required to consummate the Merger or the Bank Merger shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such requisite regulatory approval, unless within the forty-five day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with such Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 10.1(c) (i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or the Bank Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(d) by either Camden and CASI or KSB and the Bank (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Effective Time or within thirty business days following receipt by the breaching party of written notice of such breach from the other party hereto;

(e) by either Camden and CASI or KSB and the Bank (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty business days following receipt by the breaching party of written notice of such breach from the other party hereto;

(f) by Camden and CASI or KSB and the Bank (provided, that if the terminating party is KSB or the Bank, KSB and the Bank shall not be in material breach of any of their obligations under Section 8.1) if any approval of the stockholders of KSB required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

(g) by Camden, if KSB Board shall not have publicly recommended to the stockholders of KSB that such stockholders vote in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby or shall have withdrawn, modified or amended such recommendation in a manner adverse to Camden;

(h) by KSB, if the Board of Directors of Camden shall not have publicly recommended to the stockholders of Camden that such stockholders vote in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby or shall have withdrawn, modified or amended such recommendation in a manner adverse to KSB;

(i) by the Board of Directors of KSB, upon written notice to Camden, at any time during the five day period commencing two days after the Determination Date (as defined below), if both the following conditions are satisfied:

(i) the Average Closing Price of Camden Common Stock on the Determination Date is less than $15.75 (such amount is referred to herein, as the Camden Floor Price ); and

(ii) (A) the quotient obtained by dividing the Average Closing Price of Camden Common Stock on the Determination Date by Camden’s Starting Date Closing Price (the Camden Ratio ) is less than (B) the quotient obtained by dividing the Index Price as of the Determination Date by the Index Price as of the Starting Date and subtracting 0.15 from the quotient in this clause (ii)(B) (such number being referred to herein as the Camden Index Ratio ).

Notwithstanding the foregoing provisions of this Section 10.1(i), if KSB elects to exercise its termination right pursuant to this Section 10.1(i) it shall give prompt written notice to Camden; provided, however, that such notice of election to terminate may be withdrawn by KSB at any time within the above-referenced five-day period. In the event that KSB gives notice of its intention to exercise the termination provisions of this Section 10.1(i), Camden shall have the option, exercisable within five (5) business days receipt thereof, to increase the Exchange Ratio to equal the lesser of (i) a number (rounded to four decimals) equal to a quotient, the numerator of which the Camden Floor Price multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price of Camden Common Stock, and (ii) a number (rounded to four decimals) equal to a quotient, the numerator of which is the Camden Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the

Camden Ratio. If Camden elects to exercise its option to increase the consideration in accordance with the terms of the previous sentence within the aforementioned five business day period, it shall give prompt written notice to KSB of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(i), and this Agreement shall remain in effect in accordance with its terms (except the Exchange Ratio shall have been modified), and any references in this Agreement to Exchange Ratio shall thereafter be deemed to refer to the Exchange Ratio as so adjusted.

For purposes of this Section 10.1, the following terms shall have the meanings indicated:

Average Closing Price means the average of the daily last sale prices of Camden Common Stock as reported on the AMEX (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the fifteen consecutive full trading days in which such shares are traded on the AMEX ending at the close of trading on the Determination Date.

Determination Date means the date on which the last Requisite Regulatory Approval required for consummation of the Merger shall be received.

Index Group means the bank holding companies listed below, the common stock of all of which shall be publicly traded as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal for such company to be merged with another unaffiliated company, acquired by an unaffiliated company or for such company to acquire another unaffiliated company or companies in transactions with an aggregate value exceeding 10% of the acquiror s market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The bank holding companies and the weights attributed to them are set forth on Exhibit B hereto.

Index Price on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the companies comprising the Index Group.

Starting Date means the last full day on which the AMEX was open for trading prior to the execution of this Agreement.

If Camden or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1(i).

10.2 Effect of Termination; Expenses.

(a) In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (i) as set forth in Section 7.3, this Section 10.2 or Section 11.2 and (ii) nothing herein shall relieve any party from any liabilities or damages arising out of its gross negligence or willful breach of any provision of this Agreement.

(b) If this Agreement is terminated as a result of any breach of a representation, warranty, covenant or other agreement which is caused by the gross negligence or willful breach of a party hereto, such party shall be liable to the other party for all out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (“Expenses”). The payment of Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law or in equity.

(c) As a condition of Camden’s willingness, and in order to induce Camden, to enter into this Agreement and to reimburse Camden for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, the Bank will make a cash payment to Camden of $1,000,000 (the “Expense Fee”), which shall be subject to reduction at the election of Camden (as described below), if (i) Camden has terminated this Agreement pursuant to Section 10.1(g), (ii) Camden has terminated this Agreement pursuant to Section 10.1(d) or Section 10.1(e), and the breach of the representation, warranty, covenant or other agreement was caused by the gross negligence or willful misconduct of KSB or the Bank, or (iii) KSB or the Bank has breached any of the provisions of Section 8.5; provided, however, that Camden shall not be entitled to receive the Expense Fee if either Camden or CASI has failed to fulfill any material obligation under this Agreement and such failure has been the cause of, or resulted in, the termination of this Agreement pursuant to Section 10.1. Notwithstanding anything herein or in the KSB Option Agreement to the contrary, in no event shall the aggregate amount of the Expense Fee actually paid to Camden and the Total Profit (as defined in the KSB Option Agreement) actually received by Camden upon exercise or waiver of any of its rights under the KSB Option Agreement exceed $1,400,000 (the Maximum Fee ). In the event that Camden would be entitled to receive, pursuant to the terms of the preceding sentence and/or the KSB Option Agreement, an aggregate amount that exceeds the Maximum Fee, Camden may elect, in its sole discretion, to (y) reduce the Expense Fee payable by KSB to Camden, or (z) relinquish a portion of the Option or Option Shares (as such terms are defined in the KSB Option Agreement), or elect to effect any combination of clause y or clause z above, such that the aggregate of the Expense Fee payable to Camden and the Total Profit receivable by Camden would not exceed the Maximum Fee.

Any payment required under this Section 10.2(c) will be (i) payable by KSB and the Bank to Camden (by wire transfer of immediately available funds to an account designated by Camden) within five business days after demand by Camden and (ii) net of any other payments made by KSB and the Bank to Camden pursuant to the provisions of Section 10.2(b).

(d) Except as otherwise provided in this Section 10.2, all costs and expenses incurred in connection with this Agreement, the Bank Merger Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not any of the transactions contemplated by this Agreement is consummated.

10.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the transactions contemplated hereby, no amendment may be made which would reduce the amount or change the type of consideration into which each share of KSB Common Stock shall be converted upon consummation of the Merger. This Agreement, including the provisions of this Section 10.3, may not be amended except by an instrument in writing signed by the parties hereto.

10.4 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the approval and adoption of this Agreement and the approval of the transactions contemplated hereby by the stockholders of KSB there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which would reduce the amount or change the form of the consideration into which each share of KSB Common Stock shall be converted upon consummation of the Merger delivered to KSB’s stockholders hereunder other than as contemplated by this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI - GENERAL PROVISIONS

11.1 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Camden shall be entitled to revise the structure of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby, provided, that (i) there are no material adverse federal or state income tax consequences to KSB, the Bank and its stockholders as a result of the modification; (ii) the consideration to be paid to the holders of the shares of KSB Common Stock under this Agreement is not thereby changed in kind or reduced in amount; (iii) there are no material adverse changes to the benefits and other arrangements provided to or on behalf of KSB s and the Bank s directors, officers and other employees; and (iv) such modification will not be likely to delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger and the Bank Merger. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

11.2 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 10.1, as the case may be, except that the agreements set forth in Articles II and III and Sections 8.6, 8.7, 8.14(c) and 8.15 shall survive the Effective Time indefinitely and those set forth in the last sentence of Section 8.4(a) and in Sections 8.4(b), Article X and Article XI hereof shall survive termination indefinitely.

11.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.3):

if to Camden or CASI:

Camden National Corporation

2 Elm Street

Camden, ME 04843

Facsimile:

Attention: Robert W. Daigle

with a copy to:

Goodwin, Procter & Hoar LLP

One Exchange Place

Boston, MA 02109

Facsimile: (617) 523-1231

Attention: William P. Mayer, Esq.

Stephen A. Boyko, Esq.

if to KSB or the Bank:

KSB Bancorp, Inc.

Main Street

Kingfield, Maine 04947

Facsimile:

Attention: John C. Witherspoon

with a copy to:

John J. Gorman, Esq.

Luse, Lehman, Gorman, Pomerenk & Schick

5335 Wisconsin Avenue, N.W.

Washington, D.C. 20015

Facsimile: (202) 362-2902

11.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

11.5 Entire Agreement. This Agreement (including the Disclosure Schedule and the Exhibits) and the KSB Option Agreement constitute, and the Bank Merger Agreements when the same are executed by Camden and the Bank will constitute, the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof except for the Confidentiality Agreement.

11.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

11.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person (other than the directors and director nominees referenced in Sections 8.7, 8.14(c) and 8.15) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maine applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in Augusta, Maine.

11.10 Headings. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.11 Interpretation. When a reference is made in this Agreement to Sections, Exhibits, Annexes or Schedules, such reference shall be to a Section of or Exhibit, Annex or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to be July 27, 1999.

11.12 Counterparts. This Agreement may be executed (including by facsimile) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Camden, CASI, KSB and the Bank have caused this Agreement to be executed as a sealed instrument as of the date first written above by their respective officers thereunto duly authorized.

Attest:	CAMDEN NATIONAL CORPORATION

/s/ SUSAN M. WESTFALL	By:	/s/ ROBERT W. DAIGLE
Secretary	Title:	President

Attest:	CAMDEN ACQUISITION SUBSIDIARY, INC.

/s/ SUSAN M. WESTFALL	By:	/s/ ROBERT W. DAIGLE
Secretary	Title:	President

Attest:	KSB BANCORP, INC.

/s/ JOHN E. THIEN	By:	/s/ JOHN C. WITHERSPOON
Chief Financial Officer	Title:	President

Attest:	KINGFIELD SAVINGS BANK

/s/ JOHN E. THIEN	By:	/s/ JOHN C. WITHERSPOON
Chief Financial Officer	Title:	President

Exhibit A-1

Form of Affiliate Letter to Camden

Camden National Corporation

2 Elm Street

Camden, Maine 04843

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an affiliate of KSB Bancorp, Inc., a Delaware corporation ( KSB ), as the term affiliate is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the Rules and Regulations ) promulgated by the Securities and Exchange Commission (the Commission ) under the Securities Act of 1933, as amended (the Act ), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of July 27, 1999 (the Merger Agreement ), between Camden National Corporation, ( Camden ), Camden Acquisition Subsidiary, Inc. ( CASI ), KSB and Kingfield Savings Bank (the Bank ), KSB will be merged with and into Camden (the Merger ) and, that as a result of the Merger, I may receive shares of Camden Common Stock (as defined in the Merger Agreement) in exchange for shares of KSB Common Stock (as defined in the Merger Agreement) owned by me.

Accordingly, I hereby represent, warrant and covenant to Camden that in the event I receive any Camden Common Stock as a result of the Merger:

a. I shall not make any sale, transfer or other disposition of the Camden Common Stock in violation of the Act or the Rules and Regulations.

b. I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Camden Common Stock to the extent I believed necessary with my counsel or counsel for KSB.

c. I have been advised that the issuance of Camden Common Stock to me pursuant to the Merger will be registered with the Commission under the Act pursuant to a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of KSB, I may be deemed to have been an affiliate of KSB and the distribution by me of the Camden Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Camden Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Camden and its counsel, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

d. I understand that Camden is under no obligation to register the sale, transfer or other disposition of the Camden Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

e. I also understand that stop transfer instructions will be given to Camden’s transfer agent(s) with respect to the Camden Common Stock and that there will be placed on the certificates for the Camden Common Stock issued to me, or any substitutions therefor, a legend in substantially the following form:

The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.

f. I also understand that unless the transfer by me of my Camden Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Camden reserves the right to place a legend on the certificates issued to my transferee in substantially the following form:

The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.

It is understood and agreed that this letter agreement shall terminate and be of no further force or effect and the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legend and the related stop transfer restrictions shall be lifted forthwith, if (i) any such shares of Camden Common Stock shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Camden Common Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Act, or (iii) I am not at the time an affiliate of Camden and have been the beneficial owner of the Camden Common Stock for at least one year (or such other period as may be prescribed by the Act and the rules and regulations promulgated thereunder), and Camden has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Camden and have been the beneficial owner of Camden Common Stock for at least two years (or such period as may be prescribed by the Act and the rules and regulations promulgated thereunder), or (v) Camden shall have received a letter from the staff of the Commission, or an opinion of counsel reasonably acceptable to Camden, to the effect that the stock transfer restrictions and the legend are not required.

I further represent to and covenant with Camden that from the date that is thirty (30) days prior to the Effective Time (as defined in the Merger Agreement) I will not sell, transfer or otherwise dispose of, or reduce the risk of ownership with respect to, shares of KSB Common Stock or Camden Common Stock held by me and that I will not sell, transfer or otherwise dispose of, or reduce the risk of ownership with respect to, any shares of Camden Common Stock received by me in the Merger or other shares of Camden Common Stock until after such time as financial results covering at least thirty (30) days of combined operations of Camden and KSB have been published by Camden, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the financial results of at least thirty (30) days of combined operations; provided, however, that excluded from the foregoing undertaking shall be such sales, pledges, transfers or other dispositions of shares of KSB Common Stock or shares of Camden Common Stock which are individually and in the aggregate de minimis within the meaning of Topic 2-E of the Commission s Staff Accounting Bulletin Series.

In addition, I represent to and covenant with Camden that from and after the date hereof until such time as financial results covering at least thirty (30) days of combined operations of Camden and KSB have been published by Camden as provided above, I shall not purchase or otherwise acquire, nor sell, transfer or otherwise dispose of, any shares of Camden Common Stock or KSB Common Stock without the prior written consent of Robert W. Daigle, of Camden, which consent shall only be withheld to preserve pooling of interests accounting treatment of the Merger or in accordance with applicable laws.

Very truly yours,

Name:
Accepted this day of , 199 by

CAMDEN NATIONAL CORPORATION

By:
Name:
Title:

Exhibit A-2

Form of Affiliate Letter to KSB

KSB Bancorp, Inc.

Main Street

Kingfield, Maine 04947

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an affiliate of Camden National Corporation, a Maine corporation ( Camden ), as the term affiliate is used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission (the Commission ). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of July 27, 1999 (the Merger Agreement ), by and among Camden, Camden Acquisition Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Camden ( CASI ), KSB Bancorp., a Delaware corporation ( KSB ) and Kingfield Savings Bank (the Bank ), KSB will be, through a series of transactions, merged with and into Camden (the Merger).

I represent to and covenant with KSB that from the date that is thirty (30) days prior to the Effective Time (as defined in the Merger Agreement) until such time as financial results covering at least thirty (30) days of combined operations of Camden and KSB have been published by Camden, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the financial results of at least thirty (30) days of combined operations, I will not sell, transfer or otherwise dispose of, or reduce the risk of ownership with respect to, shares of Camden Common Stock (as defined in the Merger Agreement) or KSB Common Stock (as defined in the Merger Agreement) held by me; provided, however, that excluded from the foregoing undertaking shall be such sales, pledges, transfers or other dispositions of shares of Camden Common Stock or shares of KSB Common Stock which are individually and in the aggregate deminimis within the meaning of Topic 2-E of the Commission s Staff Accounting Bulletin Series.

In addition, I represent to and covenant with KSB that from and after the date hereof until such time as financial results covering at least thirty (30) days of combined operations of Camden and KSB have been published by Camden as provided above, I shall not purchase or otherwise acquire, nor sell, transfer or otherwise dispose of, any shares of Camden Common Stock or KSB Common Stock without the prior written consent of Robert W. Daigle, of Camden, which consent shall only be withheld to preserve pooling of interests accounting treatment of the Merger or in accordance with applicable laws.

Very truly yours,

Name:
Accepted this day of , 199 by

KSB BANCORP, INC.

By:
Name:
Title:

EXHIBIT B

CAMDEN NATIONAL CORPORATION COMPARABLE INSTITUTIONS

Market Value as of 7/21 or

Shares Holding Company

Tickler Most recent

Outstanding prior close (# mil)

1 ACNB CORPORATION	ACNB	$18.500	5.783
2 ARROW FINANCIAL CORPORATION	AROW	$25.875	6.149
3 ATLANTIC BANK & TRUST COMPANY	ATLB	$16.500	4.139
4 BAR HARBOR BANKSHARES	BHB	$20.375	3.444
5 BOSTON PRIVATE FINANCIAL HOLDINGS, INC.	BPFH	$8.000	10.813
6 CCBT BANCORP, INC.	CCBT	$18.250	8.971
7 CENTURY BANCORP, INC.	CNBKA	$18.750	5.822
8 CITIZENS & NORHTERN CORPORATION	CZNC	$30.875	5.272
9 COMMUNITY BANKS, INC.	CTY	$21.250	6.846
10 DROVERS BANCSHARES CORPORATION	DROV	$22.875	4.696
11 FIRST NATIONAL LINCOLN CORP	FNLC	$20.500	2.470
12 FIRST OF LONG ISLAND CORPORATION (THE)	FLIC	$36.875	3.093
13 GRANITE STATE BANKSHARES, INC.	GSBI	$24.000	5.870
14 INTERCHANGE FINANCIAL SERVICES CORPORATION	ISB	$19.375	7.214
15 MERCHANTS BANCSHARES, INC.	MBVT	$23.500	4.239
16 PENNROCK FINANCIAL SERVICES CORP.	PRFS	$22.250	5.998
17 WASHINGTON TRUST BANCOPR, INC.	WASH	$17.375	10.119

INDEX	Weighted Average	$20.149
Camden National Corporation	CAC	$20.000

Information obtained from Bloomberg 7/22/99

EXHIBIT C

BANK MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER, dated as of February             , 2000 (the Agreement ), pursuant to Section 352 of Title 9-B of the Maine Revised Statutes by and between UNITED BANK, a banking corporation duly organized under the laws of the State of Maine ( United Bank ), and KINGFIELD SAVINGS BANK, a Maine-chartered stock savings bank (the Bank ).

WHEREAS, Camden National Corporation ( Camden ), Camden Acquisition Subsidiary, Inc., KSB Bancorp, Inc. ( KSB ) and the Bank are parties to an Agreement and Plan of Merger, dated as of July             , 1999, as such agreement may be subsequently amended or modified (the Acquisition Agreement ), providing for, among other things, the merger of KSB with and into Camden (the Merger ) and the subsequent merger of United Bank with and into the Bank (the Bank Merger );

WHEREAS, United Bank and the Bank desire that as promptly as practicable following the consummation of the Merger, United Bank be merged with and into the Bank upon the terms and conditions contained in this Agreement so that, upon consummation of the Bank Merger, the separate corporate existence of United Bank shall cease and the Bank shall continue as the surviving bank of the Bank Merger;

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, United Bank and the Bank hereby agree as follows:

ARTICLE I

The Bank Merger

1.01 The Bank Merger. The constituent corporations to the Bank Merger shall be United Bank and the Bank. As promptly as practicable following consummation of the Merger, receipt of the required approval of the Superintendent of the Maine Bureau of Banking (the Maine Superintendent ), approval of the stockholders of each of United Bank and the Bank, receipt of all of the required regulatory approvals and the expiration of all waiting periods related to such approvals, the Bank Merger shall be effected pursuant to which United Bank shall merge with and into the Bank. As a result of the Bank Merger, the separate corporate existence of United Bank shall cease and the Bank shall continue as the surviving bank of the Bank Merger (the Surviving Bank ). At the Effective Time (as defined in Section 1.04), all of the rights, privileges, powers, franchises, properties and assets of United Bank and the Bank shall be vested in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of United Bank and the Bank shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Bank.

1.02 Name of Surviving Bank. The name of the Surviving Bank shall be [                    ].

1.03 Capital Stock. Unless otherwise determined by Camden prior to the Effective Time by delivery to the Bank of an addendum to this Agreement, from and after the Effective Time, the total number of shares of all classes of capital stock that the Surviving Bank is authorized to issue is [            ] million shares of common stock, par value $0.01 per share (the Common Stock). The outstanding capital stock of the Surviving Bank shall be $[            ] represented by [            ] shares of Common Stock.

1.04 Effective Time. The Bank Merger shall be effected by (i) the filing of this executed Agreement, together with the certified resolutions of the constituent stockholders approving it, with the Maine Superintendent, and (ii) the granting of approval of the Agreement and Bank Merger by the Maine Superintendent. The term Effective Time shall mean 11:59 p.m. on February             , 2000, and shall be evidenced by the Maine Superintendent’s issuance of a certificate to the Surviving Bank reflecting the Bank Merger.

1.05 Articles. The articles of incorporation of the Bank, as amended in the manner set forth in Section 1.05 of Annex A hereto, shall be the articles of incorporation of the Surviving Bank (the Articles ) until further amended as provided therein and by applicable law.

1.06 By-laws. The by-laws of the Bank, as amended in the manner set forth in Section 1.06 of Annex A hereto, shall be the by-laws of the Surviving Bank until thereafter amended as provided therein or in the Articles of the Surviving Bank, as amended from time to time, or by applicable law.

1.07 Locations. The main office and established and authorized branches of United Bank shall become the established and authorized branches of the Surviving Bank and the main office and established and authorized branches of the Bank shall become the main office and established and authorized branches of the Surviving Bank, all as set forth in Section 1.07 of Annex A hereto.

1.08 Directors and Officers.

(a) At the Effective Time, the initial directors of the Surviving Bank shall be those persons whose respective names, addresses and occupations are set forth in Section 1.08(a) of Annex A hereto, each to hold office in accordance with, and the service of such director shall be subject to the provisions of, the Articles and by-laws of the Surviving Bank, as amended from time to time.

(b) At the Effective Time, the initial officers of the Surviving Bank shall be those persons whose respective names and addresses are set forth in Section 1.08(b) of Annex A hereto, each to hold office in accordance with, and the service of such officer shall be subject to the provisions of, the Articles and by-laws of the Surviving Bank, as amended from time to time.

1.09 Committees of Board of Directors of Surviving Bank. The Committees of the Board of Directors of the Surviving Bank and the persons who shall serve on such committees shall be determined by the Board of Directors of the Surviving Bank in accordance with its by-laws.

1.10 Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Bank, title to and possession of any property or right of United Bank acquired or to be acquired by reason of, or as a result of, the Bank Merger, or (b) otherwise to carry out the purposes of this Agreement, United Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Bank and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Bank are fully authorized in the name of United Bank or otherwise to take any and all such action.

ARTICLE II

Cancellation of Shares

Each share of common stock, par value $0.01 per share, of United Bank issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof be canceled without receipt of any consideration thereof by United Bank.

ARTICLE III

Representations

Each of United Bank and the Bank represents that this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

ARTICLE IV

Termination

Consummation of the Bank Merger contemplated hereunder is conditioned upon the consummation of the Merger as provided in the Merger Agreement. This Agreement shall terminate and forthwith become void automatically and without any action on the part of United Bank or the Bank immediately upon the termination of the Merger Agreement in accordance with Article X thereof, and there shall be no further liability on the part of United Bank or the Bank upon such termination.

IN WITNESS WHEREOF, United Bank and the Bank have each caused this Agreement to be executed by their duly authorized officers, as under seal, as of the day and year first above written.

Attest:	UNITED BANK

By:
Name:
Title:

By:
Name:
Title:

Attest:	KINGFIELD SAVINGS BANK

By:
:	Name
Title:

By:
Name
Title:

EXHIBIT D

VOTING AGREEMENT

Date: July 27, 1999

Camden National Corporation

Camden Acquisition Subsidiary, Inc.

2 Elm Street

Camden, Maine 04843

Ladies and Gentlemen:

The undersigned (the “Stockholder”) beneficially owns and has sole or shared voting power with respect to the number of shares of the common stock, par value $.01 per share (the “Shares”), of KSB Bancorp, Inc., a Delaware corporation (the Company ), indicated opposite the Stockholder’s name on Schedule 1 attached hereto.

Simultaneously with the execution of this letter agreement, Camden Acquisition Subsidiary, Inc. (“Purchaser”), Camden National Corporation, a Maine corporation ( Parent ), the Company and Kingfield Savings Bank, a Maine chartered savings bank and a wholly-owned subsidiary of the Company (the Bank), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) providing, among other things, for the merger (the Merger ) of the Company with and into Parent, which, as of a date immediately preceding the Merger, will own all of the issued and outstanding stock of Purchaser. The undersigned understands that Purchaser and Parent have undertaken and will continue to undertake substantial expenses in connection with the negotiation and execution of the Merger Agreement and the subsequent actions necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement.

In consideration of, and as a condition to, Purchaser’s and Parent’s entering into the Merger Agreement, and in consideration of the expenses incurred and to be incurred by Purchaser and Parent in connection therewith, the Stockholder, Purchaser and Parent agree as follows:

1. Agreement to Vote in Favor of Merger. The Stockholder (a) shall vote or cause to be voted all of the Shares that such Stockholder shall be entitled to so vote, whether such Shares are beneficially owned by such Stockholder on the date of this letter agreement or are subsequently acquired, at the special or any other meeting of the Company’s stockholders to be called and held following the date hereof, in favor of the approval of the Merger Agreement and the Merger and (b) shall vote or cause to be voted all such Shares, at such special meeting or any other meeting of the Company’s stockholders following the date hereof, against the approval of any other agreement providing for a merger, acquisition, consolidation, sale of a material amount of assets or other business combination of the Company or the Bank with any person or entity other than Purchaser, Parent or their respective affiliates; except, in the case of either (a) or (b), to the extent required by applicable law relating to fiduciary obligations of directors upon the advice of its regular outside counsel, subsequently confirmed in writing.

2. Restrictions on Sale or Other Disposition of Shares. The Stockholder will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in paragraph 3 below)), or permit to be sold, assigned, transferred or otherwise disposed of, any Shares owned by the Stockholder, whether such Shares are held by the Stockholder on the date of this letter agreement or are subsequently acquired, except (a) transfers by will or by operation of law, in which case this letter agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this letter agreement, (c) transfers in connection with estate planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this letter agreement, and (d) transfers to any other stockholder of the Company who has executed a copy of this letter agreement on the date hereof with respect to some or all of the Shares held by such stockholder.

The Stockholder shall cause the Company to cause its transfer agent to note on its records for the Company (in whatever form maintained) that such Shares are subject to the restrictions on voting and transfer set forth herein, and at Parent s reasonable request, the Stockholder shall have any existing certificates subject to this Agreement canceled and reissued bearing the following legend:

“THIS CERTIFICATE, AND THE SHARES REPRESENTED HEREBY, ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS CONTAINED IN A VOTING AGREEMENT BY AND AMONG KSB BANCORP, INC., CAMDEN NATIONAL CORPORATION AND CAMDEN ACQUISITION SUBSIDIARY, INC. AND THE BENEFICIAL OWNER OF THESE SHARES AND MAY BE TRANSFERRED ONLY IN COMPLIANCE THEREWITH. COPIES OF THE ABOVE-REFERENCED AGREEMENT ARE ON FILE AT THE OFFICES OF KSB BANCORP, INC.”

3. Representations. The Stockholder represents that the Stockholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement. The Stockholder further represents that this letter agreement constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms. Except as set forth on Schedule 1, the Stockholder represents that the Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on said Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares.

4. Term. Notwithstanding anything herein to the contrary, the agreements contained herein shall remain in full force and effect until the earlier of (i) the consummation of the Merger or (ii) the termination of the Merger Agreement in accordance with Article X thereof.

5. Equitable Remedies. The Stockholder has signed this letter agreement intending to be bound thereby. The Stockholder expressly agrees that this letter agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against the Stockholder. All of the covenants and agreements contained in this letter agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

6. Miscellaneous. This letter agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument. No waivers of any breach of this letter agreement extended by Purchaser and Parent to the Stockholder shall be construed as a waiver of any rights or remedies of Purchaser and Parent with respect to any other stockholder of the Company who has executed a copy of this letter agreement with respect to Shares held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of the Company. This letter agreement is deemed to be signed as a sealed instrument and is to be governed by the laws of the State of Maine, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

Please confirm our agreement by signing a copy of this letter.

Very truly yours,

Name:

AGREED TO AND ACCEPTED

AS OF JULY         , 1999

CAMDEN NATIONAL CORPORATION

CAMDEN ACQUISITION SUBSIDIARY, INC.

By:

Schedule 1

Name of
Stockholder

Number of Shares
Beneficially Owned

Shares
Subject to Pledge

THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO

CERTAIN PROVISIONS CONTAINED HEREIN AND TO

RESALE RESTRICTIONS UNDER THE

SECURITIES ACT OF 1933, AS AMENDED

STOCK OPTION AGREEMENT, dated as of July 27, 1999, by and between KSB

Bancorp, Inc., a Delaware corporation ( Issuer ), and Camden National

Corporation, a Maine corporation ( Grantee ).

WITNESSETH:

WHEREAS, Issuer and Grantee have entered into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the Merger Agreement), which agreement has been executed by the parties hereto immediately prior to the execution of this Stock Option Agreement (this Agreement ); and

WHEREAS, as a condition to Grantee s entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the Option ) to purchase, subject to the terms hereof, up to 262,932 fully-paid and nonassessable shares of Issuer s Common Stock, par value $.01 per share ( KSB Common Stock ), at a price per share equal to $13.50 (the Option Price ); provided, however, that in no event shall the number of shares of KSB Common Stock for which this Option is exercisable exceed 19.9% of the Issuer’s issued and outstanding shares of KSB Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of KSB Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

(b) In the event that any additional shares of KSB Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of KSB Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of KSB Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

2. (a) Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that Holder shall have sent to Issuer written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an Exercise Termination Event : (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to Section 10.1(d) or Section 10.1 (e) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is nonvolitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 10.1(d) or Section 10.1(e) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is nonvolitional). The term Holder shall mean the holder or holders of the Option from time to time, and which is initially Grantee.

(b) The term Initial Triggering Event shall mean any of the following events or transactions occurring after the date hereof:

(i) Issuer or any of its Subsidiaries (each, an Issuer Subsidiary ), without having received Grantee s prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term person for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the 1934 Act ), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a Grantee Subsidiary ), or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction. For purposes of this Agreement, Acquisition Transaction shall mean (w) a merger, consolidation or similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the SEC )) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the consolidated assets or consolidated deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall (A) the transactions contemplated by the Merger Agreement or the entering into of the Merger Agreement constitute an Acquisition Transaction or (B) any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries be deemed to be an Acquisition Transaction, provided such transaction is not entered into in violation of the terms of the Merger Agreement;

(ii) Issuer or any Issuer Subsidiary, without having received Grantee’s prior written consent, shall have authorized, recommended, proposed, or publicly announced its intention to authorize, recommend or propose, an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction with any person other than Grantee or Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly announced its intention not to recommend that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement because of or in connection with an actual or proposed Acquisition Transaction involving any person other than Grantee or Grantee Subsidiary;

(iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of KSB Common Stock (the term beneficial ownership for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

(iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

(v) After an overture is made by any person other than Grantee or any Grantee Subsidiary to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

(vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with [the Board of Governors of the Federal Reserve System (the Federal Reserve Board )], or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

(c) The term Subsequent Triggering Event shall mean either of the following events or transactions occurring after the date hereof:

(i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding KSB Common Stock; or

(ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) thereof shall be 20%.

(d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which Issuer has notice (together, a Triggering Event ), it being understood and agreed that the giving of such notice by Issuer shall not be a condition to the right of Holder to exercise the Option.

(e) In the event Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the Notice Date ) specifying (i) the total number of shares of KSB Common Stock it will purchase pursuant to such exercise and (ii) a place and date not earlier than five business days nor later than 60 business days from the Notice Date for the closing of such purchase (the Closing Date ); provided that if prior notification to or approval of the Federal Reserve Board or any other governmental authority or regulatory agency is required in connection with such purchase, Holder and Issuer shall promptly file the required notice, form or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

(f) At the closing referred to in subsection (e) of this Section 2, Holder shall pay to Issuer the aggregate purchase price for the shares of KSB Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude Holder from exercising the Option.

(g) At such closing, simultaneously with the delivery of the purchase price as provided in subsection (f) of this Section 2, Issuer shall deliver to Holder a certificate or certificates representing the number of shares of KSB Common Stock purchased by Holder and, if the Option shall have been exercised in part only, a new Option evidencing the rights of Holder thereof to purchase the balance of the shares of KSB Common Stock purchasable hereunder, and Holder shall deliver to Issuer a copy of this Agreement. By receipt of any shares of KSB Common Stock issuable hereunder Holder will agree, and does hereby agree, not to offer to sell or otherwise dispose of such shares in violation of the Securities Act of 1933, as amended (the 1933 Act ), other applicable law or the provisions of this Agreement.

(h) In addition to any other legend that may be required by applicable law, certificates for shares of KSB Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.

It is understood and agreed that (i) the reference to the resale restrictions of the 1933 Act, in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied.

(i) Upon the giving by Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price under subsection (f) of this Section 2, Holder shall be deemed to be the holder of record of the shares of KSB Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of KSB Common Stock shall not then be actually delivered to Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of Holder or its assignee, transferee or designee.

3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of KSB Common Stock so that the Option may be exercised without additional authorization of KSB Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase KSB Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) that it shall promptly take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the BHCA ), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit Holder to exercise the Option and Issuer duly and effectively to issue shares of KSB Common Stock pursuant hereto; and (iv) that it shall promptly take all action provided herein to protect the rights of Holder against dilution and otherwise hereunder.

4. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of KSB Common Stock purchasable hereunder. The terms Agreement and Option as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

5. In addition to the adjustment in the number of shares of KSB Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement,

the number of shares of KSB Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the KSB Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the KSB Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of securities purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for, and the inclusion and validity of such provision shall be a condition to, the validity and consummation of any such transaction, such proper adjustment and the full satisfaction of the Issuer s obligations hereunder.

6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of KSB Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of KSB Common Stock issued upon total or partial exercise of this Option ( Option Shares ) in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for a period of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of KSB Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of Holder s Option or Option Shares would interfere with the successful marketing of the shares of KSB Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of Holder shall constitute at least 25% of the total number of shares to be sold by Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from Holder at a price (the Option Repurchase Price ) equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the Owner ), delivered within 90 days of such occurrence (or such later period as provided in Section 11), Issuer shall repurchase such number of Option Shares from the Owner as the Owner shall designate at a price (the Option Share Repurchase Price ) equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term Market/Offer Price shall mean the highest of (i) the price per share of KSB Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of KSB Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of KSB Common Stock within the six-month period immediately preceding the date Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, and (iv) in the event of a sale of all or a substantial portion of Issuer s assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of KSB Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

(b) Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Prior to the later to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulations from so delivering.

(c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering, to Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to Holder, a new Stock Option Agreement evidencing the right of Holder to purchase that number of shares of KSB Common Stock obtained by multiplying the number of shares of KSB Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

(d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred upon either (i) the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i), or (ii) the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of KSB Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer s obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event. Prior to the occurrence of any Repurchase Event, the Issuer shall notify in writing the Holder and each Owner of such Repurchase Event.

8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of KSB Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of KSB Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such cases the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the Substitute Option ), at the election of Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

(b) The following terms have the meanings indicated:

(i) Acquiring Corporation shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer s assets.

(ii) Substitute KSB Common Stock shall mean the KSB Common Stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

(iii) Assigned Value shall mean the Market/Offer Price, as defined in Section 7.

(iv) Average Price shall mean the average closing price of a share of the Substitute KSB Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute KSB Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of KSB Common Stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as Holder may elect.

(c) The Substitute Option shall have the same terms as the Option; provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible to those of the Option and in no event less advantageous to Holder of the Option. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

(d) The Substitute Option shall be exercisable for such number of shares of Substitute KSB Common Stock as is equal to the Assigned Value multiplied by the number of shares of KSB Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute KSB Common Stock shall be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of KSB Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute KSB Common Stock for which the Substitute Option is exercisable.

(e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute KSB Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute KSB Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the Substitute Option Issuer ) shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

(f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

9. (a) At the request of the holder of the Substitute Option (the Substitute Option Holder ), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the Substitute Option Repurchase Price ) equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute KSB Common Stock for which the Substitute Option may then be exercised plus (y) Grantee s reasonable out-of-pocket expenses (to the extent not previously reimbursed), and at the request of the owner (the Substitute Share Owner ) of shares of Substitute KSB Common Stock (the Substitute Shares), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the Substitute Share Repurchase Price ) equal to (x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Grantee s reasonable out-of-pocket expenses (to the extent not previously reimbursed). The term Highest Closing Price shall mean the highest closing price for shares of Substitute KSB Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

(b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

(c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute KSB Common Stock obtained by multiplying the number of shares of the Substitute KSB Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

10. (a) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $1.4 million less the amount of any Expense Fee actually paid to Camden pursuant to Section 10.2(c) of the Merger Agreement; provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

(b) As used herein, the term Notional Total Profit with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit (as defined below) determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the KSB Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

(c) As used herein, the term Total Profit shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer’s repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer’s repurchase of Option Shares (or any portion thereof) pursuant to Section 7, less (y) the Grantee s purchase price for such Option Shares, (iii) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee’s purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

11. The 90-day period for exercise of certain rights under Sections 2, 6, 7 and 14 shall be extended: (i) to the extent necessary to obtain all legal and regulatory approvals for the exercise of such rights, for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise, and (iii) during any period in which Grantee is precluded from exercising such rights due to an injunction or other legal restriction, plus in each case such additional period as is reasonably necessary for the exercise of such rights promptly following the obtaining of such approvals or the expiration of such periods.

12. Issuer hereby represents and warrants to Grantee as follows:

(a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this

Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

(b) Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of KSB Common Stock equal to the maximum number of shares of KSB Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, charges, encumbrance and security interests of any kind or nature whatsoever and not subject to any preemptive rights.

(c) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Issuer with any of the provisions hereof will not (i) conflict with or result in a breach of any provision of its charter or bylaws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which Issuer is a party, or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Issuer or any of its properties or assets.

13. Grantee hereby represents and warrants to Issuer that:

(a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

(b) The Option is not being, and any shares of KSB Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

14. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations under this Agreement or the Option created hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 11); provided, however, that until the date 15 days following the date on which the Federal Reserve

Board approves an application by Grantee under the BHCA to acquire the shares of KSB Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee’s behalf or (iv) any other manner approved by the Federal ReserveBoard.

15. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of KSB Common Stock issuable hereunder on the NASDAQ National Market system upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of KSB Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto, that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached, and that the parties will be entitled to equitable relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy at law or in equity to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or other governmental authority of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or governmental authority determines that Holder is not permitted to acquire, or Issuer or Substitute Option Issuer, as the case may be, is not permitted to repurchase pursuant to Section 7 or Section 9, as the case may be, the full number of shares of KSB Common Stock provided in Section 1(a) (as adjusted pursuant to Section 1(b) or 5), it is the express intention of Issuer (which shall be binding on the Substitute Option Issuer) to allow Holder to acquire or to require Issuer or Substitute Option Issuer, as the case may be, to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

19. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

22. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

23. Capitalized terms used in this Agreement and not defined herein shall have the respective meanings assigned thereto in the Merger Agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

CAMDEN NATIONAL CORPORATION

By:	/s/ ROBERT W. DAIGLE
Name:	Robert W. Daigle
Title:

KSB BANCORP, INC.

By:	/s/ JOHN C. WITHERSPOON
Name:	John C. Witherspoon
Title:	President and
Chief Executive Officer